UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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SAFEGUARD SCIENTIFICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SAFEGUARD SCIENTIFICS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Safeguard Shareholder:

You are invited to attend the Safeguard Scientifics, Inc. 2015 Annual Meeting of Shareholders.

DATE AND TIME:	May 20, 2015, 8:00 a.m. Eastern Time

PLACE:	Courtyard Philadelphia Valley Forge/King of Prussia 1100 Drummers Lane, Wayne, PA 19087

RECORD DATE:	Only shareholders who owned stock at the close of business on March 31, 2015, can vote at this meeting and any adjournments that may take place.

ITEMS OF BUSINESS:

—     Vote on the election of nine directors;

—     Vote on a non-binding, advisory resolution to approve the compensation of our named executive   officers;

—     Vote on the ratification of the appointment of KPMG LLP as our independent registered public  accounting firm for 2015; and

—     Consider such other business as may properly come before the meeting.

YOUR VOTE IS IMPORTANT TO US. We encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible to ensure your representation at the annual meeting, regardless of whether you plan to attend in person.

April 9, 2015	By Order of the Board of Directors,

Deirdre Blackburn, Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015

The Notice of Annual Meeting, Proxy Statement and our Annual Report for the fiscal year ended

December 31, 2014, are available at www.safeguard.com/proxy.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement – Summary

The following summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

General Information

Meeting:	Annual Meeting of Shareholders

Meeting Location:	Courtyard Philadelphia Valley Forge/King of Prussia
1100 Drummers Lane, Wayne, PA 19087
Time and Date:	8:00 a.m. Eastern Time on May 20, 2015

Record Date:	March 31, 2015

Shares Outstanding as of Record Date:	20,708,306
Stock Exchange /Stock Symbol:	NYSE:SFE

Registrar & Transfer Agent:	Computershare / 1-800-736-3001 / www.investorcentre.com

State /Year of Incorporation:	Pennsylvania / 1953

Website:	www.safeguard.com
Items to be Voted On
Proposal	Board Recommendation
1.	Election of nine directors	FOR all nominees

2.	Advisory vote to approve named executive officer compensation	FOR the resolution approving the compensation of our named executive officers

3.	Ratification of appointment of KPMG LLP as our independent registered public accounting firm for 2015	FOR ratification of the appointment of KPMG LLP
Corporate Governance
Board Meetings in 2014:	9

Standing Board Committees (meetings in 2014):
Audit – 4	Capital Management (“CMC”) – 11
Compensation – 7	Nominating & Corporate Governance (“N&CG”) – 2

Separate Chairman & CEO:	Yes
Staggered Board:	No (all directors are elected annually)
Shareholder Rights Plan:	No
Director and Officer Share
Ownership Guidelines:	Yes
Hedging and Short Sale Policy:	Yes
Key Employee Compensation
Recoupment Policy:	Yes

2014 Highlights
—

We deployed $43.3 million of capital into six new partner companies and deployed an additional $26.6 million to support the growth of 10 partner companies in which we already had an interest at the end of 2013.

—	We had 24 partner companies at the end of 2014, compared to 22 at the end of 2013.
—	A large majority of our continuing partner companies performed at or above plan during 2014, as evidenced by the 21% growth in revenues in our partner companies.
—	We maintained a strong balance sheet and replenished cash during 2014.
—

We realized approximately $81.3 million in initial proceeds (excluding an additional escrow of $4.6 million) related to the 2014 sales of our former partner companies, Alverix, NuPathe, Crescendo Bioscience, and Sotera Wireless. In addition, we have the potential to receive up to an additional $24.2 million from the NuPathe transaction over time.

—	Our stock price significantly outperformed our proxy peer group.
—	We completed a $25 million stock repurchase.
Director Nominees (9)				Board Committees
Name	Director Since	Inde- pendent	Position	Audit	CMC	Comp	N&CG
Mara G. Aspinall	2014	*	Former President and CEO, Ventana Medical Systems and Global Head of Roche Tissue Diagnostics	✓	✓
Julie A. Dobson	2003	*	Former COO, Telecorp PCS, Inc.		✓	✓	✓
Stephen Fisher	—	*	Senior Vice President and Chief Technology Officer, eBay Marketplaces
Andrew E. Lietz	2003	*	Retired Founder and Managing Director, Rye Capital Management
George MacKenzie	2003	*	Retired Vice Chairman and CFO, Hercules, Incorporated	✓			✓
Jack L. Messman	1994	*	Former Chairman and CEO, Novell, Inc.		✓		✓
John J. Roberts	2003	*	Retired Global Managing Partner, PricewaterhouseCoopers LLP	✓		✓	✓
Robert J. Rosenthal	2007	*	CEO, Taconic Biosciences	✓	✓	✓
Stephen T. Zarrilli	2012		President and CEO, Safeguard Scientifics		✓

Questions and Answers about the Proxy Materials and our Annual Meeting

Why am I receiving these materials?

You are receiving Safeguard’s annual report, notice of annual meeting, proxy statement, and a proxy card or voting instruction form because you owned shares of Safeguard stock on March 31, 2015. This proxy statement contains detailed information relating to the proposals on which we would like you, as a shareholder, to vote. The proxy card or voting instruction form is used for voting on the proposals. The annual report, notice of annual meeting, and proxy statement also are available on the Internet at www.safeguard.com/proxy.

Do I need a ticket or proof of Safeguard ownership to attend the annual meeting?

You will not need a ticket to attend the annual meeting. However, only persons with evidence of stock ownership, or who are guests of Safeguard, may attend and be admitted to the annual meeting. Photo identification, such as a valid driver’s license or passport, will be required. If you are not a shareholder of record but hold shares through a broker, trust company, bank or other nominee, you will need to provide proof of beneficial ownership on the record date, such as a valid proxy from your broker, trust company, bank or other nominee, your most recent brokerage account statement prior to March 31, 2015 (the record date for determining the shareholders entitled to vote at the annual meeting), a copy of the voting instruction form provided by your broker, trustee or other nominee, or other similar evidence of ownership. If you do not have photo identification and proof that you own Safeguard shares, you will not be admitted to the annual meeting.

How many shares must be present to hold the annual meeting?

To hold our annual meeting, a quorum must be present. A quorum is a majority of our outstanding shares entitled to vote as of March 31, 2015, present in person or represented by proxy. Abstentions and broker non-votes are treated as present for quorum purposes.

Who can vote at the annual meeting?

You can vote your shares of common stock at our annual meeting if you were a shareholder at the close of business on March 31, 2015, the record date for our annual meeting. On the record date, we had 20,708,306 shares of common stock issued and outstanding, each of which entitles the holder to one vote for each matter to be voted on at our annual meeting. In the election of directors, shareholders may elect to cumulate their votes as described below under “What does cumulative voting mean?”

What does cumulative voting mean?

Cumulative voting applies only in the election of directors. It means that you may cast a number of votes equal to the number of Safeguard shares you own multiplied by the number of directors to be elected. For example, since nine directors are standing for election at the annual meeting, if you hold 100 shares of Safeguard stock, you may cast 900 votes (nine times 100) in the election of directors. You may distribute those votes among as few or as many of the nine nominees as you wish. In other words, in the example provided, you may cast all 900 votes FOR one nominee or allocate your 900 votes among two or more nominees, as long as the total equals 900 votes.

If you received a proxy card and wish to vote cumulatively, you must:

—	Check the appropriate box under item 1 on the proxy card; and

—	Write the name of each nominee and the number of votes to be cast for each nominee in the space provided.

If you vote cumulatively, please check to be sure that the votes you cast add up to the number of shares you own multiplied by nine. If the number of votes does not add up correctly, your votes will not be counted until a properly completed proxy card has been received.

The cumulative voting feature for the election of directors also is available by voting in person at the annual meeting; however, it is not available if you vote by telephone or the Internet. If you are the beneficial owner of shares held in street name and wish to vote cumulatively, you will need to contact your broker, bank, or other nominee holder of your shares.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

Most of Safeguard’s shareholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. There are important distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent to you directly by Safeguard. You have the right to grant your voting proxy directly to Safeguard or to vote in person at the annual meeting. Safeguard has enclosed a proxy card for your use in voting your shares.

Beneficial Owner. If your shares are held in street name (such as in a brokerage account or by another nominee, such as a bank or trust company), you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction form, are being forwarded to you by your broker or other nominee. You have the right to direct your broker or other nominee with respect to how to vote your shares, but unless you receive a proxy from your broker, you cannot vote your shares directly or by proxy; you must instruct your broker or other nominee as to how to vote your shares. You also are invited to attend the annual meeting. However, to vote your shares at the annual meeting, you will need a valid proxy from your broker or other nominee.

How do I vote my shares?

	If you are a shareholder of record	If you are a beneficial owner
By Internet or smartphone (24 hours a day)	www.investorvote.com/SFE or scan the QR code on your proxy card with your smartphone	Follow the instructions provided on the voting instruction form or other information provided by your broker or other nominee
By telephone (24 hours a day)	1-800-652-VOTE (8683)	Call the toll-free number indicated on your voting instruction form
By mail	Return a properly executed and dated proxy card in the pre-paid envelope provided	If you received a printed copy of our proxy materials, return a properly executed and dated voting instruction form sent to you by your broker or other nominee in the pre-paid envelope provided
In person at our annual meeting	Instructions on attending our annual meeting in person can be found above

You must obtain a valid proxy from the organization that holds your shares if you wish to attend our annual meeting and vote in person. Additional instructions on attending our annual meeting in person can be found above

Telephone and Internet voting will close at 11:59 p.m. Eastern Time the day prior to the annual meeting date.

How does Safeguard’s Board recommend I vote and what vote is required for adoption or approval of each matter to be voted on?

Proposal	Directors’ Recommendation	Vote Required
Board of Directors	FOR all nominees	The nine nominees who receive the highest number of FOR votes at the annual meeting will be elected as directors
Advisory vote to approve executive compensation	FOR the resolution approving the compensation of our named executive officers	Affirmative vote of the majority of the votes cast by shareholders entitled to vote for the proposal
Ratification of appointment of independent registered public accounting firm	FOR ratification of the appointment of KPMG LLP	Affirmative vote of the majority of the votes cast by shareholders entitled to vote for the proposal

Unless a contrary choice is specified, proxies solicited by our Board will be voted for the election of our director nominees and for each of the other proposals. Our Board requests discretionary authority to cumulate votes in the election of directors and to vote on any other matters that may properly arise at the annual meeting.

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Withheld Votes or Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-votes
Election of Directors	FOR or WITHHOLD (for each director nominee)	No effect – not counted as a “vote cast”	No	No effect, assuming a quorum is present
Advisory vote to approve executive compensation	FOR, AGAINST or ABSTAIN	No effect – not counted as a “vote cast”	No	No effect, assuming a quorum is present
Ratification of appointment of independent registered public accounting firm	FOR, AGAINST or ABSTAIN	No effect – not counted as a “vote cast”	Yes	No effect, assuming a quorum is present

What is a broker non-vote?

A broker non-vote occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of our independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on those matters.

Will my shares be voted if I do not sign and return my proxy card or voting instruction form or give specific voting instructions when I deliver my proxy or voting instruction form?

Shareholder of Record. If you do not provide a proxy, your shares will not be voted unless you attend our annual meeting and vote your shares. If you return your proxy card and indicate that you wish to vote as recommended by our Board or if you sign your proxy card but do not mark any boxes showing how you wish to vote, then the proxy holders designated by our Board to act on behalf of shareholders will vote your shares and cumulate your votes as recommended by our Board and, in their discretion, will vote on any other matters which may properly arise at the annual meeting.

Beneficial Owner. If you do not provide your broker or other nominee with voting instructions, your broker may cast a vote on your behalf for ratification of the appointment of our independent registered public accounting firm or leave your shares unvoted. Your broker may not vote on your behalf on any other proposals, absent specific instructions from you.

What do I do if I change my mind after I vote my shares?

If you are a shareholder of record, you may change your vote at any time prior to the vote at our annual meeting by:

—	Re-voting by telephone or via the Internet (only your latest vote will be counted); note that telephone and Internet voting will close at 11:59 p.m. Eastern Time the day prior to our annual meeting date;

—	Submitting another proxy card with a later date (again, only your latest vote will be counted);

—	Sending written notice to our Corporate Secretary (which must be received at our corporate headquarters no later than 5:00 p.m. Eastern Time the day before our annual meeting) stating that you would like to revoke (that is, cancel) your proxy; or

—	Voting in person at our annual meeting.

If you are the beneficial owner of shares held in street name, you may submit new voting instructions by following the instructions provided by your broker or other nominee. You also may vote in person at the annual meeting if you obtain a valid proxy from your broker or other nominee authorizing you to vote at our annual meeting.

Who will count the votes?

A representative of Safeguard will count the votes and act as the judge of election.

What is “householding” and how does it affect me?

If you and other residents at your mailing address are the beneficial owner of shares held in street name, your broker or other nominee may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or other nominee. This practice is commonly referred to as “householding” and potentially provides extra convenience for shareholders and cost savings for companies. Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your broker or other nominee will send only one copy of our annual report and proxy statement to your address; however, each shareholder in your household should continue to receive a separate voting instruction form.

If you are the beneficial owner of shares held in street name and you would like to receive your own set of our annual report and proxy statement in the future, or if you share an address with another Safeguard shareholder and together both of you would like to receive only a single set of Safeguard annual documents, please contact your broker or other nominee.

If you are currently subject to householding and would like to receive an individual copy of this year’s annual report or proxy statement, we will promptly send a copy to you if you send a written request to Safeguard Scientifics, Inc., Attention: Investor Relations, 435 Devon Park Drive, Building 800, Wayne, PA 19087 or call 1-877-506-7371.

ITEM 1 — ELECTION OF DIRECTORS

Our directors are elected annually and serve until the next annual meeting of shareholders. Eight of the nominees for this year’s election are currently serving as directors. Stephen Fisher has not previously served as a Safeguard director and is being nominated for the first time. Each nominee has consented to serve until the next annual meeting if elected. If any director is unable to stand for re-election after distribution of this proxy statement, the Board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voted on the original director candidate will be cast for the substituted candidate.

Director Nominee Experience and Qualifications

Our Board believes that the Board should collectively possess a broad range of skills, expertise, industry and other knowledge, and business experience that meets the needs of our corporate strategy and provides effective oversight of our business. The Nominating & Corporate Governance Committee has developed a matrix of skills and experience which it has determined would be beneficial to have represented on our Board. The Nominating & Corporate Governance Committee regularly reviews the appropriate skills and experience required of directors in the context of the fit between Safeguard’s needs regarding its Board composition and the individual skills and experience of the current Board members.

The Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity. However, the Nominating & Corporate Governance Committee’s charter provides that the committee shall “seek members from diverse backgrounds” and will evaluate nominees for election to our Board “with the objective of recommending a group that through its diversity of experience can provide relevant advice and counsel to management.” The Board and the Nominating & Corporate Governance Committee believe that it is essential that our Board members have diverse professional experience and differences in viewpoints and skills.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating & Corporate Governance Committee considers the needs of the Board as a whole as well as the staffing needs of each of its committees. With respect to the nomination of continuing directors for re-election, an individual’s past contributions to the Board also are considered. The Board monitors the effectiveness of this approach via an annual internal board and peer assessment, as well as ongoing director succession planning discussions by the Board and its Nominating & Corporate Governance Committee. From time to time, the Nominating & Corporate Governance Committee may conduct informal or formal searches and consider specific new candidates for potential nomination for election or for appointment to our Board. In considering potential director candidates, the Nominating & Corporate Governance Committee seeks the following attributes for director nominees:

—	A strong record of personal integrity and ethical conduct;

—	A leader in the companies or institutions with which he or she is affiliated;

—	Competencies, skills and experiences that are complementary to the background and experience represented on Safeguard’s Board and that meet the needs of Safeguard’s strategy and business;

—	A willingness and ability to devote sufficient time to fulfill his or her responsibilities to Safeguard and our shareholders;

—	The ability to represent the long-term interests of our shareholders; and

—	The ability to provide relevant advice and counsel to management and best perpetuate the success of Safeguard’s business.

As part of its ongoing review of Board composition, the Nominating & Corporate Governance Committee recommended to the Board that the retirement age of 75 specified in Safeguard’s Corporate Governance Guidelines be waived for Messrs. Lietz and Messman to allow them to stand for re-election at the 2015 annual meeting. Following the recent resignations of two directors from our Board, the committee determined that their continued service until our 2016 annual meeting would provide needed continuity to the Board. It is presently anticipated that Messrs. Lietz and Messman will retire from the Board and will not stand for re-election at our 2016 annual meeting. The Board concurred with the Nominating & Corporate Governance Committee’s recommendation regarding Messrs. Lietz and Messman. In connection with its ongoing director succession planning, the Nominating & Corporate Governance Committee recommended, and the Board concurred, that Stephen Fisher, who was recommended to the committee by one of our non-management directors, be nominated for election as a new member of our Board at our 2015 annual meeting. The Nominating & Corporate Governance Committee will continue to search for potential new candidates for appointment to our Board.

2015 Nominees for Director

Our Board believes that all of the nominees named below are highly qualified and bring to the Board the executive leadership skills and experience required for service on our Board. The biography of each of our director nominees includes the specific experiences, qualifications, attributes, and skills that caused the Nominating & Corporate Governance Committee and our Board to determine that the individual should be nominated to serve as a director until our 2016 annual meeting, given our business and structure.

The Board recommends a vote FOR each nominee. The nine nominees who receive the highest number of affirmative votes will be elected as directors.

Andrew E. Lietz, age 76 Chairman of the Board Director since: 2003 Safeguard Board Committees: Capital Management (until October 2014), Compensation (until October 2014)	Other public directorships: Amphenol Corporation Former public directorships within past five years: DDi Corp. and Omtool Corporation

Career Highlights:

—	Managing Director and Founder, Rye Capital Management, private equity investment firm (2001 – 2008)
—	Executive Chairman, Clare Corporation, manufacturer of integrated circuits, solid-state relays and electronic switches (2000 – 2002)
—	President and Chief Executive Officer (1995 – 2000) and other executive positions (1985 – 1995), Hadco Corporation, global manufacturer of electronic interconnect products and services

Experience and Qualifications: Mr. Lietz has more than 40 years of corporate management experience, including strategic planning; operations management; capital markets transactions; debt and equity financings; merger and acquisition transactions; and more than 20 years’ service in public sector activities and on public company boards.

Stephen T. Zarrilli, age 53 President and Chief Executive Officer Director since: 2012 Safeguard Board Committees: Capital Management	Other public directorships: Nutrisystem, Inc. and Virtus Investment Partners, Inc. Former public directorships within past five years: Clarient, Inc.

Career Highlights:

—	President and Chief Executive Officer (November 2012 – present); Senior Vice President and Chief Financial Officer (June 2008 – November 2012); and Acting Chief Administrative Officer and Acting Chief Financial Officer (December 2006 – June 2007), Safeguard Scientifics, Inc.
—	Co-founder and Managing Director, Penn Valley Group, a middle-market management advisory and private equity firm (2004 – June 2008)
—	Chief Financial Officer, Fiberlink Communications Corporation (2001 – 2004)
—	Chief Executive Officer, Concellera Software, Inc. (2000 – 2001)
—	Chief Executive Officer (1999 – 2000) and Chief Financial Officer (1994 – 1998), US Interactive, Inc.
—	Deloitte & Touche (1983 – 1994)

Experience and Qualifications: Mr. Zarrilli has more than 30 years of experience in corporate finance and accounting, general operations and executive management; capital markets transactions; debt and equity financings; merger and acquisition transactions; and emerging ventures.

Mara G. Aspinall, age 52 Director since: 2014 Safeguard Board Committees: Audit (since November 2014), Capital Management (since November 2014)	Other public directorships: None Former public directorships within past five years: None

Career Highlights:

—	President and Chief Executive Officer, Ventana Medical Systems. and Global Head of Roche Tissue Diagnostics, a leader in the development, manufacturing and commercialization of tissue-based cancer diagnostic equipment and products (September 2011 – June 2014)
—	Founder, Chief Executive Officer and a director of On-Q-ity, Inc., a research-stage company focused on transforming cancer patient management (September 2009 – May 2011)
—	Various leadership roles with Genzyme Corporation, including President of Genzyme Genetics and President of Genzyme Pharmaceuticals, the leading provider of esoteric and genetic tests in the U.S. focused in the reproductive, oncology and personalized medicine markets (June 1997 – August 2009)

Experience and Qualifications: Ms. Aspinall has 17 years of experience as an active participant in the life sciences community, including being a frequent industry speaker; authoring articles, case studies and editorials on healthcare topics; and spearheading industry-wide outreach initiatives. Ms. Aspinall’s corporate and entrepreneurial experience includes experience relevant to strategic planning, business development and operations management; equity financing; and growing businesses organically and through merger and acquisition transactions. Ms. Aspinall also has experience serving on the boards of healthcare and life sciences companies.

Julie A. Dobson, age 58 Director since: 2003 Safeguard Board Committees: Capital Management (since October 2014), Compensation (Chair), Nominating & Corporate Governance	Other public directorships: American Water Works Company Inc. and RadioShack Corporation Former public directorships within past five years: LCC International, Inc. and PNM Resources, Inc.

Career Highlights:

—	Chief Operating Officer, Telecorp PCS, Inc., a wireless/mobile phone company that was acquired by AT&T Wireless, Inc. (1998 – 2002)
—	Various executive positions during her 18-year career with Bell Atlantic Corporation, including President, Bell Atlantic Corporation’s New York/New Jersey Metro Region mobile phone operations, Vice President of Bell Atlantic Enterprises Corporation, and President and Chief Executive Officer of Bell Atlantic Business Systems International

Experience and Qualifications: Ms. Dobson has 22 years of corporate and entrepreneurial experience, including experience relevant to corporate finance and accounting matters; strategic planning, corporate development and operations management; capital markets transactions; and debt and equity financings. Ms. Dobson also has relevant experience growing businesses organically and through merger and acquisition transactions and experience serving on public company boards and the principal committees thereof.

Stephen Fisher, age 50 Director since: Nominee for election at 2015 annual meeting Safeguard Board Committees: None	Other public directorships: Vonage Holdings Corp., Inc. Former public directorships within past five years: None

Career Highlights:

—	Senior Vice President and Chief Technology Officer, eBay Marketplaces, a multi-screen ecommerce experience for buyers and sellers around the world (September 2014 – present)
—	Executive Vice President, Technology (December 2008 – September 2014) and several other executive positions (October 2004 – December 2008) during his tenure with salesforce.com, a provider of leading, worldwide customer relationship management applications and products
—	Various positions with AT&T Labs (1996 – 1999 and 2001 – 2004)
—	Founder, President and Chief Executive Officer, NotifyMe Networks (1999 – 2000)

Experience and Qualifications: Mr. Fisher’s corporate experience includes experience relevant to strategic planning; business and product development; operations management; and growing businesses organically. In addition, he possesses deep domain expertise in the technology and communications services sectors.

George MacKenzie, age 66 Director since: 2003 Safeguard Board Committees: Audit (Chair), Nominating & Corporate Governance	Other public directorships: American Water Works Company Inc. (Chair) and Tractor Supply Company Former public directorships within past five years: C&D Technologies, Inc.

Career Highlights:

—	Interim Chief Executive Officer, American Water Works Company, Inc., a provider of water services in North America (January – April 2006)
—	Interim Chief Executive Officer, C&D Technologies, Inc., a technology company that markets systems for the conversion and storage of electrical power (March – July 2005)
—	Executive Vice President and Chief Financial Officer, P.H. Glatfelter Company, a manufacturer of specialty papers and engineered products (September 2001 – June 2002)
—	Vice Chairman (2000 – 2001) and Chief Financial Officer (1995 – 2001) of, and several other executive positions during his 22-year career with, Hercules, Incorporated, a global chemical specialties manufacturer

Experience and Qualifications: Mr. MacKenzie has extensive experience in corporate finance and accounting. He has served as the chief financial officer of a publicly traded company, and he is a certified public accountant. Mr. MacKenzie also has experience in capital markets transactions; debt and equity financings; global strategic planning and operations management; merger and acquisition transactions; and risk management. In addition, he has extensive public company board experience, including service on multiple audit, compensation, and nominating and corporate governance committees.

Jack L. Messman, age 75 Director since: 1994 Safeguard Board Committees: Capital Management, Nominating & Corporate Governance	Other public directorships: AMG Advanced Metallurgical Group N.V. and RadioShack Corporation Former public directorships within past five years: Timminco Limited

Career Highlights:

—	Chairman and Chief Executive Officer, Novell, Inc., a provider of infrastructure software products (2001 – 2006)
—	Chief Executive Officer and President of Cambridge Technology Partners, an e-business systems integration company (1999 – 2001)
—	Chairman and Chief Executive Officer, Union Pacific Resources Group, an oil and gas exploration and production company (1991 – 1999)
—	Chairman and Chief Executive Officer, USPCI, Inc., environmental services company (1988 – 1991)

Experience and Qualifications: Mr. Messman has extensive experience in treasury and financial planning matters; capital markets transactions; debt and equity financings; strategic planning and operations management; and merger and acquisition transactions. In addition, he possesses domain expertise in the technology sector and public and private company board service experience.

John J. Roberts, age 70 Director since: 2003 Safeguard Board Committees: Audit, Compensation, Nominating & Corporate Governance (Chair) (since October 2014)

Other public directorships: Armstrong World Industries, Inc., Vonage Holdings Corp., Inc. and Trustee, Pennsylvania Real Estate Investment Trust

Former public directorships within past five years: None

Career Highlights:

—	Global Managing Partner and a Member of the Leadership Team, PricewaterhouseCoopers LLP at the time of his retirement in June 2002, completing a 35-year career with the professional services firm during which he served in a variety of client service and operating positions

Experience and Qualifications: Mr. Roberts is a certified public accountant and has extensive experience in corporate finance and accounting; capital markets transactions; debt and equity financings; global strategic planning, corporate development and operations management; management and technology consulting; risk management; and merger and acquisition transactions. He also has public and private company board service experience, including service on multiple audit committees.

Robert J. Rosenthal, PhD, age 58 Director since: 2007 Safeguard Board Committees: Audit, Capital Management (Chair), Compensation (since October 2014)	Other public directorships: None Former public directorships within past five years: None

Career Highlights:

—	Chief Executive Officer and director, Taconic Biosciences, Inc., a provider of research models for the pharmaceutical and biotech industry (June 2014 – present)
—	Chairman and Chief Executive Officer, IMI Intelligent Medical Implants, AG, a medical technology company (January 2010 – December 2012)
—	President and Chief Executive Officer, Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools (October 2005 – 2009)
—	President and Chief Executive Officer, TekCel, Ltd., a provider of life sciences research tools (2003 – 2007)
—	President and Chief Executive Officer, Boston Life Sciences, Inc., a diagnostic and therapeutic development company (2002 – 2003)
—	President and Chief Executive Officer, Magellan Discovery Technologies, LLC, a life sciences acquisition company (2001 – 2002)
—	Senior Vice President, Perkin Elmer Corporation and President of its instrument division (1999 – 2000)
—	Various executive positions, Thermo Optek Corporation (1995 – 1999)

Experience and Qualifications: Dr. Rosenthal has 20 years of experience relating to companies involved in the development of diagnostics, therapeutics, medical devices, and life sciences tools. His specific experience includes strategic planning and positioning; corporate and product development; operations management; capital markets transactions; debt and equity financings; fund-raising; merger and acquisition transactions; and corporate finance. Dr. Rosenthal also has significant public and private company board experience.

Skills and Qualifications of Board

The following table includes the skills and qualifications of each director that led our Board to conclude that the director is qualified to serve on our Board.

	Andrew Lietz	Stephen Zarrilli	Mara Aspinall	Julie Dobson	Stephen Fisher	George MacKenzie	Jack Messman	John Roberts	Robert Rosenthal
Operational / Direct Management Experience:
Healthcare		✓	✓	✓					✓
Technology	✓	✓		✓	✓		✓	✓
Capital Markets Experience	✓	✓		✓		✓	✓	✓	✓
Private Equity / Venture Capital Industry Experience	✓	✓	✓	✓		✓	✓	✓	✓
Financial Expertise / Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓
C-level Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Other Public / Private Director Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓

CORPORATE GOVERNANCE AND BOARD MATTERS

Safeguard’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, and Nominating & Corporate Governance Committee Charter are available at www.safeguard.com/governance. The Code of Business Conduct and Ethics is applicable to all employees of Safeguard, including each of our executive and financial officers, and the members of our Board. Safeguard will post information regarding amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to Safeguard’s directors or executive officers) in the Corporate Governance section of our website. Our website is not part of this proxy statement. All references to our website address are intended to be inactive textual references only.

Board Independence. Safeguard’s common stock is listed on the New York Stock Exchange (“NYSE”). To assist the Board in making independence determinations, the Board has adopted categorical standards which are reflected in our Corporate Governance Guidelines. Generally, under these standards, a director does not qualify as an independent director if any of the following relationships exist:

—	Currently or within the previous three years, the director has been employed by us; someone in the director’s immediate family has been one of our executive officers; or the director or someone in the director’s immediate family has been employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

—	The director is a current partner or employee, or someone in the director’s immediate family is a current partner of, a firm that is our internal or external auditor; someone in the director’s immediate family is a current employee of the firm and personally works on our audit; or the director or someone in the director’s immediate family is a former partner or employee of such a firm and personally worked on our audit within the last three years;

—	The director or someone in the director’s immediate family received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued service);

—	The director is a current employee or holder of more than 10% of the equity of another company, or someone in the director’s immediate family is a current executive officer or holder of more than 10% of the equity of another company, that has made payments to or received payments from us, in any of the last three fiscal years of the other company, that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

—	The director is a current executive officer of a charitable organization to which we have made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or 2% of that charitable organization’s consolidated gross revenues.

The Board has determined that Mara Aspinall, Julie Dobson, Stephen Fisher, Andrew Lietz, George MacKenzie, Jack Messman, John Roberts, and Robert Rosenthal, and previously determined that former directors, Keith Jarrett (who resigned from our Board in March 2015) and George McClelland (who resigned from our Board in September 2014), meet the above independence standards and have no other direct or indirect material relationships with us other than their directorship; therefore, each of such directors is independent within the meaning of the NYSE listing standards and satisfies the categorical standards contained in our Corporate Governance Guidelines. Mr. Zarrilli, our President and Chief Executive Officer, is our only non-independent director.

Director Attendance at Meetings. At the date of this proxy statement, Safeguard’s Board has eight members and four standing committees. The Board held nine meetings in 2014 and committees of the Board (including two special-purpose committees that met during 2014) held a total of 27 meetings. Each incumbent director attended well over 75% of the total number of meetings of the Board and committees of which he or she was a member during 2014. Overall attendance at such meetings was at least 91%. Each year, the Board meets on the same day as the annual meeting of shareholders. Although there is no policy requiring Board members to attend the annual meeting, all Board members are encouraged to attend and typically do so. All of our then directors attended our 2014 annual meeting.

Executive Sessions of the Board. Under our Corporate Governance Guidelines and NYSE listing standards, non-employee directors meet in executive session at each regularly scheduled Board meeting, outside of the presence of any management directors and any other members of Safeguard’s management. The Chairman of the Board presides at these sessions.

Leadership Structure and Committee Composition. Based upon the recommendation of our Nominating & Corporate Governance Committee, the Board has determined that separating the roles of the Chief Executive Officer and Chairman of the Board is in the best interests of the shareholders at the present time. The Board views the role of the Chief Executive Officer as having responsibility for the day-to-day leadership and performance of Safeguard, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the Board.

Based on the recommendation of our Nominating & Corporate Governance Committee, our Board has determined that our current Board committee structure is the most appropriate for Safeguard, at present.

Audit Committee. The Audit Committee held four meetings during 2014. The Audit Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:

—	Assist the Board in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements, and the performance of Safeguard’s internal audit function;

—	Interact with and evaluate the performance, qualifications, and independence of Safeguard’s independent registered public accounting firm;

—	Review and approve related party transactions; and

—	Prepare the report required by SEC regulations to be included in the proxy statement.

The Audit Committee has the sole authority to retain, set compensation and retention terms for, terminate, and oversee the relationship with Safeguard’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee also oversees the activities of the internal auditor, reviews the effectiveness of the internal audit function, and approves the appointment of the internal auditor. The Audit Committee has the authority to obtain advice, counsel, and assistance from internal and external legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from Safeguard for such advice and assistance. Although the Audit Committee has the powers and responsibilities set forth in its charter, its role is oversight, and management has primary responsibility for the financial reporting process of Safeguard.

The Board has determined that each member of the Audit Committee meets the independence requirements established by SEC regulations, the NYSE listing standards, and our Corporate Governance Guidelines. The Board has determined that Messrs. MacKenzie and Roberts and Dr. Rosenthal are “audit committee financial experts” within the meaning of the SEC regulations, and the Board has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the NYSE listing standards. Mr. Roberts serves as a member of the audit committee of the board of directors of four publicly traded companies, including our Audit Committee. The Board has determined that such simultaneous service does not impair Mr. Roberts’ ability to effectively serve on our Audit Committee.

Capital Management Committee. The Capital Management Committee held 11 meetings during 2014. As described in detail in its charter, the Board has delegated to the Capital Management Committee the authority to approve, between regularly scheduled Board meetings, the following transactions:

—	Follow-on transactions in existing partner companies involving amounts between $5 million and $20 million;

—	New transactions involving amounts between $10 million and $20 million; and

—	Divestitures of existing partner companies involving amounts between $10 million and $20 million that may become payable to Safeguard.

Compensation Committee. The Compensation Committee held seven meetings during 2014. The Compensation Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:

—	Approve the philosophy for compensation of our executives and other employees;

—	Establish compensation (including base salary, incentive compensation, and equity-based programs) for our Chief Executive Officer and other executive officers;

—	Administer the long- and short-term compensation and performance-based incentive plans (which are cash and equity based);

—	Approve employment agreements and perquisites provided to our executive officers;

—	Review management’s recommendations for our broad-based employee benefit plans;

—	Evaluate and recommend to the Board the compensation for all non-employee directors for service on the Board and its committees; and

—	Review and discuss with management the Compensation Discussion and Analysis and recommend to the Board its inclusion in our Annual Report on Form 10-K and proxy statement.

It also is the responsibility of the Compensation Committee to assess Safeguard’s compensation policies and practices insofar as they may create risk for Safeguard. The Compensation Committee evaluates this risk annually and in early 2015 made the affirmative determination that it does not believe that any of our compensation policies and practices are reasonably likely to have a material adverse effect on Safeguard. Safeguard’s Audit Committee and our Board have concurred in that determination.

The Board has determined that each member of the Compensation Committee meets the independence requirements established by SEC regulations, the NYSE listing standards, and our Corporate Governance Guidelines.

Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee held two meetings during 2014. The Nominating & Corporate Governance Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:

—	Establish criteria for the selection of directors;

—	Evaluate and consider qualified Board candidates, including those recommended by shareholders;

—	Recommend to the Board the nominees for director, including nominees for director in connection with Safeguard’s annual meeting of shareholders;

—	Conduct an annual evaluation of the Board and its members and oversee the evaluations of each of the Board committees;

—	Take a leadership role in shaping Safeguard’s corporate governance policies, including developing and recommending to the Board Safeguard’s Corporate Governance Guidelines and Code of Business Conduct and Ethics;

—	Review with management Safeguard’s strategic direction and Safeguard’s strategic plan and the implementation of management’s long-term strategy and to report to the Board on such activities;

—	Evaluate the performance of the Chief Executive Officer; and

—	Monitor the process of succession planning for the Chief Executive Officer and executive management.

The Board has determined that each member of the Nominating & Corporate Governance Committee meets the independence requirements established in the NYSE listing standards and by our Corporate Governance Guidelines.

Annual Performance Evaluations. The Nominating & Corporate Governance Committee annually assesses the performance of the Board based on input from all directors and shares its assessment with the Board. The Audit Committee, Capital Management Committee, Compensation Committee, and Nominating & Corporate Governance Committee also annually assess their respective performance and committee processes.

Review and Approval of Transactions with Related Persons. The Board has adopted a written policy which charges the Audit Committee with the responsibility of reviewing with management at each regularly scheduled meeting and determining whether to approve any transaction (other than a transaction that is available to all employees generally on a non-discriminatory basis) between us and our directors, director nominees, and executive officers or their immediate family members. Between regularly scheduled meetings of the Audit Committee, management may preliminarily approve a related party transaction, subject to ratification of the transaction by the Audit Committee. If the Audit Committee does not ratify the transaction, management will make all reasonable efforts to cancel the transaction.

Risk Management. Our Board, as a whole and at the committee level, is actively involved in the oversight of risks that affect Safeguard’s business. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee oversees the management of financial related risks and related party transactions. The Nominating & Corporate Governance Committee manages risks associated with the independence of our Board and potential conflicts of interest. Although the oversight of certain risks is conducted through committees of the Board, our full Board retains responsibility for risk oversight and no individual committee has been delegated responsibility for such function. Our Board receives reports at each regularly scheduled Board meeting by each committee chair regarding each committee’s considerations and actions, as well as regular reports directly from our senior management team regarding particular risks that may impact Safeguard. This allows our Board and its committees to coordinate the risk oversight role and to keep our Board timely apprised of all risks that might impact Safeguard’s business.

Communications with Safeguard’s Board. Any shareholder or other interested party may communicate with our Board or any specified non-management director(s) by addressing the communication as follows:

c/o Corporate Secretary

Safeguard Scientifics, Inc.

435 Devon Park Drive, Building 800

Wayne, PA 19087-1945

The guidelines for communications with our Board are available on our website at www.safeguard.com/governance.

Process for Nominating Potential Director Candidates. In addition to its other responsibilities, the Nominating & Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominating & Corporate Governance Committee may use any number of methods to identify and evaluate potential director nominees, including personal, management and industry contacts; recruiting firms; and candidates recommended by shareholders.

The Nominating & Corporate Governance Committee considers properly submitted shareholder recommendations of director candidates in substantially the same manner as it considers director candidate recommendations from other sources. Any shareholder recommendation must include the following: the nominee’s name and the information about the nominee that would be required in a proxy statement under the SEC’s rules; information about the relationship between the nominee and the nominating shareholder; proof of the number of shares of Safeguard common stock that the nominating shareholder owns and the length of time the shares of Safeguard common stock have been owned; and a letter from the nominee certifying his or her willingness to serve, if elected, as a director.

Recommendations should be addressed to the Chairperson, Nominating & Corporate Governance Committee:

c/o Corporate Secretary

Safeguard Scientifics, Inc.

435 Devon Park Drive, Building 800

Wayne, PA 19087-1945

Board Compensation. During 2014, each of our non-employee directors was compensated for his or her service as a director through cash payments as shown in the table below:

Compensation Item	Amount ($)
Annual Board Retainers (payable relative to a full year of Board service):
Chairman of the Board	80,000
Other Directors	50,000
Additional Annual Chairperson Retainers (payable relative to a full year of committee service):
Audit Committee	15,000
Capital Management Committee	15,000
Compensation Committee	10,000
Nominating & Corporate Governance Committee	10,000
Meeting Attendance Fees:
Each committee meeting	1,500

Directors’ fees are paid quarterly, in arrears, and retainers are prorated based on actual days of service relative to a full year of Board service. We also reimburse our directors for expenses they incur to attend our Board and committee meetings and for attendance at one director continuing education program during each calendar year or the reasonable cost of one year’s membership in an organization which is focused on director education.

In December 2014, at the Compensation Committee’s request, Semler Brossy assisted the committee in assessing our Board compensation practices relative to current market practices. After reviewing Semler Brossy’s findings and recommendations, the Compensation Committee recommended that the Board increase the annual retainer for the Chair of the Board from $80,000 to $100,000. The Board concurred with that recommendation, and such increase will be effective beginning with the new director term commencing following our 2015 annual meeting.

On May 30, 2014, each non-employee director who stood for re-election at the 2014 annual meeting was awarded a recurring annual service grant that consisted of 5,000 deferred stock units (“DSUs”). The annual service DSU grants are fully vested at issuance for directors who have reached age 65 and otherwise vest on the first anniversary of the grant date or, if earlier, once a director reaches age 65. The DSUs represent the right to receive shares of Safeguard common stock, on a one-for-one basis, following the date upon which the director leaves the Board. Ms. Aspinall, who joined our Board in October 2014, was awarded an initial stock option grant on December 31, 2014, to purchase 8,333 shares of Safeguard common stock at an exercise price of $19.95 per share. The stock option has an eight-year term and vests 25% each year commencing on the first anniversary of the grant date. The stock option exercise price is equal to average of the high and low trading prices of our common stock, as reported on the NYSE composite tape on the grant date.

Safeguard also maintains a Group Deferred Stock Unit Program for Directors (“Directors’ DSU Program”) which allows each outside director, at his or her election, to receive DSUs in lieu of cash retainer and meeting fees paid to each director, as described above, for service on the Board and its committees (“Directors’ Fees”). The deferral election applies to Directors’ Fees to be received for the calendar year following the year in which the election is made and remains in effect for each subsequent year unless the director elects otherwise by the end of the calendar year prior to the year in which the services are rendered. The number of DSUs awarded is determined by dividing the Directors’ Fees by the fair market value of Safeguard’s stock on the date on which the director would have otherwise received the Directors’ Fees. Each director also receives a number of matching DSUs, based on the same fair market value calculation, equal to 25% of the Directors’ Fees deferred. A director is always fully vested in DSUs awarded in lieu of Directors’ Fees deferred; the matching DSUs are fully vested at grant for directors who have reached age 65 and otherwise vest on the first anniversary of the date the matching DSUs were credited to the director’s account or, if earlier, once a director reaches age 65. Each DSU entitles the director to receive one share of Safeguard common stock following the date upon which the director leaves the Board. A director also may elect to receive the stock in annual installments over a period of up to five years after leaving the Board.

Director Compensation – 2014. The following table provides information on compensation earned for services provided during 2014 by each non-employee director who served on our Board at any time during 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)(5)
Mara G. Aspinall	9,511	–	51,108	–	60,619
Julie A. Dobson	81,000	100,308	–	–	181,308
Keith B. Jarrett	75,500	99,366	–	–	174,866
Andrew E. Lietz	99,500	102,102	–	1,395	202,997
George MacKenzie	77,000	95,525	–	–	172,525
George D. McClelland	54,228	104,838	–	1,400	160,466
Jack L. Messman	68,000	95,525	–	–	163,525
John J. Roberts	74,429	95,525	–	–	169,954
Robert J. Rosenthal	93,500	95,525	–	–	189,025

(1)	The amounts included in this column reflect Directors’ Fees earned for services provided during 2014, including amounts deferred under our Directors’ DSU Program. Of the amount of Directors’ Fees earned for services provided during 2014, Dr. Jarrett deferred payment of 20%, Ms. Dobson and Mr. Lietz each deferred payment of 25%, Mr. McClelland deferred payment of 50%, and Ms. Aspinall deferred payment of 100%. Each director received DSUs in lieu of Directors’ Fees that they deferred and matching DSUs equal to 25% of the Directors’ Fees that they deferred. Directors who defer fees and receive DSUs are essentially investing in common stock equivalents that are initially valued based on the fair market value of our common stock on the date of issuance. As a result, the value of their DSUs fluctuates with the market value of our common stock.

(2)	These amounts do not represent compensation actually received. Rather, these amounts represent the grant date fair values of the matching DSUs and the annual service grant of DSUs computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), excluding the effect of estimated forfeitures related to service-based vesting conditions. The fair value of the DSUs is determined by multiplying the number of shares underlying the DSUs by the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE composite tape, on the grant date. The matching DSUs issued in January 2014 related to fees deferred that were earned during the fourth quarter of 2013. The following table presents the grant date fair value for each DSU award made to each non-employee director during 2014:

	Grant Date Fair Value ($)
Name	1/15/14	4/15/14	5/31/14	7/15/14	10/15/14
Mara G. Aspinall	–	–	–	–	–
Julie A. Dobson	1,212	1,508	95,525	1,040	1,023
Keith B. Jarrett	846	1,146	95,525	844	1,005
Andrew E. Lietz	1,616	1,810	95,525	1,433	1,718
George MacKenzie	–	–	95,525	–	–
George D. McClelland	2,539	2,815	95,525	2,061	1,898
Jack L. Messman	–	–	95,525	–	–
John J. Roberts	–	–	95,525	–	–
Robert J. Rosenthal	–	–	95,525	–	–

(3)	The directors’ aggregate holdings of DSUs and stock options to purchase shares of our common stock (both vested and unvested), as of December 31, 2014, were as follows:

Name	DSUs (#)	Stock Options (#)
Mara G. Aspinall	–	8,333
Julie A. Dobson	36,732	27,498
Keith B. Jarrett	12,679	8,333
Andrew E. Lietz	33,382	15,000
George MacKenzie	24,696	27,498
George D. McClelland	51,867	27,498
Jack L. Messman	57,818	14,166
John J. Roberts	30,376	14,166
Robert J. Rosenthal	26,134	31,665

(4)	The amounts in this column represent costs associated with attendance at a director’s continuing education program or a director’s reasonable annual dues for membership in an organization focused on director education.

(5)	Directors also are eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings. These amounts are not included in the table above.

Stock Ownership Guidelines. Each non-employee director is expected to own a number of shares of our stock having a value at least equal to a designated multiple of the annual retainer paid to such director for service on our Board. Such ownership is expected to be achieved within the later of five years after an individual’s election to our Board or the fifth anniversary following any increase in the required multiple of the annual retainer. Since 2012, the equity position threshold in our stock that is required to be held by non-employee directors is three times the annual cash Board retainer. No sales of stock are permitted during the period in which the ownership requirement has not been met (except for limited stock sales to meet tax obligations), without the approval of the Board. Shares counted toward these guidelines include:

—	Outstanding shares beneficially owned by the director;
—	Vested shares of restricted stock;
—	Vested DSUs that have been credited to the director; and
—	The net value of shares underlying vested, in-the-money options (“Net Option Value”).

For purposes of calculating the value to be used in monitoring compliance with the ownership guidelines, we utilize (a) the greater of the current value or the cost basis of purchased shares; (b) the greater of the current value or fees deferred in connection with vested DSUs; and (c) our trailing six-month average share price in determining Net Option Value.

Based on information they have provided to us, all of our outside directors, with the exception of Ms. Aspinall who joined our Board in 2014, have achieved the required ownership levels.

ITEM 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In 2011, our Board determined that an annual advisory “say-on-pay” vote on executive compensation would be the most appropriate alternative for Safeguard and approximately 90% of the votes cast by our shareholders at our 2011 annual meeting were voted in favor of future advisory say-on-pay votes being held annually. Accordingly, pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders with the opportunity to endorse or not endorse Safeguard’s 2014 executive compensation as described in this proxy statement. Shareholders also may abstain from voting.

In considering your vote, we invite you to review the Compensation Discussion and Analysis beginning on page 20 of this proxy statement. As described in the Compensation Discussion and Analysis, the purpose of Safeguard’s compensation policies and procedures is to attract and retain experienced, highly qualified executives crucial to Safeguard’s long-term success and enhancement of shareholder value. The Compensation Committee has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. The vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.

Our Board recommends that shareholders indicate their support for the 2014 executive compensation afforded to Safeguard’s named executive officers by voting FOR the following resolution:

“RESOLVED, that the compensation paid to Safeguard’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure included in this proxy statement, is hereby APPROVED.”

This vote will not be binding on our Board or the Compensation Committee and may not be construed as overruling a decision by our Board or the Compensation Committee or imply any additional fiduciary duty on our Board. Further, it will not affect any compensation paid or awarded to any executive.

Unless our Board modifies its policy on the frequency of future advisory say-on-pay votes, the next advisory say-on-pay vote will be held at our 2016 annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Committee (for purposes of this discussion, the “Committee”) is responsible for establishing our company-wide compensation philosophy and practices, for determining the compensation for our “named executive officers,” and for approving the compensation for our other senior executives, based on the recommendations of our President and Chief Executive Officer. This Compensation Discussion and Analysis describes our executive compensation program and the compensation decisions made for 2014 for our named executive officers. At December 31, 2014, there were three individuals serving as named executive officers of Safeguard:

Stephen T. Zarrilli	President and Chief Executive Officer
Jeffrey B. McGroarty	Senior Vice President and Chief Financial Officer
Brian J. Sisko	Chief Operating Officer, Executive Vice President and Managing Director

Our senior executive group is currently comprised of a total of eight executives with the title of Vice President or higher, including our named executive officers. This Compensation Discussion and Analysis also describes programs that apply to our senior executive group as a whole.

2014 Business Highlights

Our 2014 performance demonstrates continued execution of our strategic goals: deploying capital into defined vertical markets; building value; and realizing gains through well-timed exit transactions. Highlights of the year are included below because the Committee believes senior executive compensation should correlate with Safeguard’s performance.

Overall, the Committee believes that 2014 was a year of outstanding results for Safeguard.

—	We deployed $43.3 million of capital into six new partner companies and deployed an additional $26.6 million to support the growth of 10 partner companies in which we already had an interest at the end of 2013.

—	We had 24 partner companies at the end of 2014, compared to 22 at the end of 2013.

—	A large majority of our continuing partner companies performed at or above plan during 2014, as evidenced by the 21% growth in revenues in our partner companies.

—	We maintained a strong balance sheet and replenished cash during 2014.

—	We realized approximately $81.3 million in initial proceeds (excluding an additional escrow of $4.6 million) related to the sale of our former partner companies, Alverix, NuPathe, Crescendo Bioscience, and Sotera Wireless. In addition, we have the potential to receive up to an additional $24.2 million from the NuPathe transaction over time.

—	Our stock price significantly outperformed our proxy peer group.

—	We completed a $25 million stock repurchase.

Effective Corporate Governance Principles

We believe that our executive compensation philosophy is reflected in the corporate governance principles that support our business and align with our shareholders’ long-term interests. Below is a summary of what we do and what we don’t do relating to our executive compensation.

WHAT WE DO:

✓	Emphasize variable pay for performance by linking our named executive officers’ target incentive compensation to Safeguard’s financial performance and the attainment of specified metrics

✓	Maintain short-term and long-term incentive programs with distinct performance-based measures

✓	Grant a significant percentage of equity awards under our long-term incentive programs subject to the achievement of performance-based measures that are aligned with the creation of shareholder value

✓	Apply double-trigger vesting of equity awards to our senior executives upon a change in control

✓	Retain an independent compensation consulting firm that provides no other services to Safeguard

✓	Maintain a compensation recoupment policy that will permit us to seek reimbursement of cash and incentive compensation and/or equity grants in certain instances of financial statement restatement

✓	Maintain meaningful stock ownership guidelines for our senior executives and Board members

WHAT WE DON’T DO:

U	Provide golden parachute excise tax or other tax gross-ups upon a change in control

U	Provide any material perquisites

U	Permit repricing of underwater options without shareholder approval

U	Grant stock option awards or stock appreciation rights (“SARs”) below 100% of fair market value

U	Permit hedging or short-sales transactions in our stock by our senior executives, or permit the use of Safeguard stock as collateral for indebtedness by our executive officers

U	Provide a pension plan or special retirement program other than our 401(k) plan, which is available to all employees

U	Provide post-retirement health coverage

The Committee reviews our compensation philosophy each year to ensure that its principles and objectives are aligned with our overall business strategy and aligned with the interests of our shareholders in increasing the value of our common stock over the long term. We seek to apply a consistent philosophy across our executive group, not just among our named executive officers.

Compensation Philosophy and Objectives

Our overall goals in compensating our executives are as follows:

—	Attract, retain, and motivate executives who are particularly qualified, as a result of their professional experience, to shape our business model and pursue our business plan, and whose experience and skills can be leveraged across our partner companies to facilitate the partner companies’ growth and success;

—	Promote and reward the achievement of short-term and long-term corporate and individual objectives that our Board and management believe will lead to long-term growth in shareholder value; and

—	Encourage meaningful equity ownership and the alignment of executive and shareholder interests as an incentive to increase shareholder value.

Our executive compensation program is intended to:

—	Provide a mix of fixed and variable at-risk cash compensation;

—	Balance rewards for short-term performance with our ultimate goal of producing long-term shareholder value;

—	Link variable compensation to specific, identifiable metrics that demonstrate value creation for Safeguard; and

—	Facilitate executive recruitment and retention.

As has been the case in recent years, in 2014, a significant portion of our executives’ long-term compensation opportunity was granted subject to capital-return based vesting, under which equity awards vest based on partner company monetizations and the aggregate cash returns produced for Safeguard by such monetizations. The Committee believes a capital-return based vesting model directly links our executives’ compensation opportunity to the accomplishment of specific objectives which, it is believed, will result directly in share price appreciation. Therefore, when the Committee considers the relationships between the different components of our overall compensation philosophy, especially the relationship between fixed compensation and variable annual and long-term incentive compensation opportunity, the Committee carefully considers the challenging performance metrics it incorporates into all of our incentive compensation programs.

Role of the Compensation Committee in Compensation Decisions

The Committee is responsible for the design of our executive compensation program and for making decisions regarding our named executive officers’ compensation. The Committee also makes, or has final approval authority regarding, all compensation decisions for our other senior executives. Annually, the Committee reviews executive compensation practices, including the methodology for setting total named executive officers’ compensation, the goals of the program, and the overall compensation philosophy for Safeguard. In setting executive compensation and designing our overall compensation program, the Committee considers the data and advice provided by its independent compensation consultant (as well as information that may be provided by management) to determine the appropriate level, on an absolute and relative basis, of compensation, as well as the mix of compensation components. The Committee has looked to competitive information for guidance rather than rigid adherence to specific percentages. The Committee believes that the overall objectives of its compensation philosophy are better achieved through flexibility. The Committee ultimately makes decisions regarding executive compensation based on its assessment of Safeguard’s performance and the achievement of individual, partner company, and corporate goals.

The Committee is also responsible for approving and granting equity awards to our directors, executives, employees, and advisory board members, with the exception of certain limited authority which the Committee has delegated to the President and Chief Executive Officer to make small equity grants between regularly scheduled Committee meetings (primarily to new hires and new advisory board members). The Committee’s responsibilities are more fully described in its charter, which is available at www.safeguard.com/governance.

Role of Executive Officers in Compensation Decisions

Within the parameters approved by the Committee each year, our named executive officers are responsible for evaluating and setting compensation for our other employees. Our President and Chief Executive Officer annually assesses the performance of each other named executive officer and each of his other senior executive direct reports. When applicable, he also makes recommendations to the Committee concerning the achievement by our other senior executives of their individual short-term objectives as well as other performance achievements. Our other named executive officers annually assess the other executives who report to them and make recommendations to our President and Chief Executive Officer concerning the achievement of individual objectives by such executives. In determining the compensation of our executives, the Committee considers our President and Chief Executive Officer’s assessment and recommendations. However, other than for compensation that has been established contractually or under quantitative formulas established by the Committee each year under our management incentive program, the Committee exercises its own discretion in determining whether to accept or modify our President and Chief Executive Officer’s recommendations. These individuals are not present when the Committee and our President and Chief Executive Officer review their performance or when the Committee makes its determinations concerning their compensation.

Role of Consultant

During 2014, as in recent years, the Committee engaged Semler Brossy Consulting Group, LLC, an independent compensation consulting firm, to assist the Committee by providing compensation expertise regarding peer group analysis and compensation data, helping the Committee select appropriate performance measures and goals, and advising the Committee regarding evolving compensation best practices and trends. Specifically, Semler Brossy provided information relating to competitiveness of pay levels, compensation plan design, specific equity grant matters, market trends, risk assessment and management, and technical considerations concerning named executive officers, other executives and directors. In addition, Semler Brossy also provided information related to specific issues arising during the year. In 2014, these included advising the Committee in connection with compensation adjustments for our Board and regarding changes to our 2014 Equity Compensation Plan, including an increase in the number of shares available for issuance under the plan. Semler Brossy also assisted the Committee with the reporting of executive compensation matters relating to 2014 under applicable SEC disclosure rules. Semler Brossy does not provide services to Safeguard other than those provided to the Committee. Semler Brossy reported to and acted at the direction of, and attended selected meetings as requested by, the Chairperson of the Committee.

The Committee, which has the sole authority to hire and terminate its consultant, evaluates the performance of its consultant annually. In 2014, the Committee considered whether Semler Brossy was “independent,” pursuant to SEC and NYSE rules and our corporate governance documents, and determined that Semler Brossy and its consultants meet those independence standards. In addition, based on its evaluation of Semler Brossy’s independence and information provided by Semler Brossy, the Committee also determined in 2014 that Semler Brossy’s services did not present any conflict of interest.

The Committee has utilized the services of Semler Brossy since 2008. Semler Brossy is compensated on an hourly billing basis. Invoices are directed to and reviewed and approved by the Chairperson of the Committee before payment by Safeguard.

Setting Executive Compensation

The Committee believes that a very significant portion of each executive’s total compensation should be variable or “at-risk.” It is the view of the Committee that the greater the ability of an executive (based on role and responsibilities at Safeguard) to impact Safeguard’s achievement of its short- and long-term objectives, the greater the percentage of such executive’s overall compensation which should be “at-risk.” The Committee principally utilizes variable/at-risk cash compensation and performance-based equity awards to accomplish its objectives in this regard. The following graphs represent the percentage of total compensation for the various elements (assuming the annual and long-term awards are paid at target levels) for our Chief Executive Officer and the average percentage of total compensation for each of these elements for the other named executive officers in 2014, further illustrating our emphasis on pay for performance:

Safeguard management provides the Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our named executive officers and other senior executives. The Committee has found these tally sheets to be useful in its evaluation of the total compensation program for our named executive officers and other senior executives. From time to time, the Committee requests that supplemental information be included in such tally sheets as its discussions require.

Specifically with regard to our named executive officers, the Committee annually reviews each element of total compensation and compares them to comparable elements at a group of specific companies and industries against which we believe we compete for talent and for shareholder investment, including the venture capital and private equity industries. The Committee also reviews each element of compensation by reference to industry-specific compensation surveys. The analysis provided to the Committee by Semler Brossy at its meeting in September 2013 for purposes of the Committee’s consideration of 2014 cash and total compensation levels measured our compensation against data from the following sources:

Proxy Peer Group Data	g	Business development companies, registered investment companies. and holding companies that are representative of the unique nature of our business model for a publicly owned company. Included in this group were: Capital Southwest Corporation; Harris & Harris Group, Inc.; Hercules Technology Growth Capital, Inc.; Actua, Inc. (formerly ICG Group, Inc.); KCAP Financial, Inc.; Main Street Capital Corporation; MCG Capital Corporation; and Triangle Capital Corporation

Venture Capital Survey Data	g

Surveys used included the following:

Dow Jones Private Equity Analyst – Glocap Compensation Survey (data used is limited to venture capital funds with up to $500 million in assets under management)

US Mercer Benchmark Database – Executive (data used is limited to companies with revenues/sales under $500 million)

(Each of the surveys utilized is broad-based and, therefore, is not highly influenced by the data relating to any one company included in the survey.)

The Committee annually evaluates the companies and surveys used for comparison purposes to be certain that the comparables reviewed by the Committee remain appropriate given mergers/acquisitions that may have occurred and any changes in relevant business scope. In connection with the commencement of its process for its 2014 compensation review, in July 2013, the Committee determined that reviewing compensation from multiple perspectives was still appropriate given Safeguard’s unique business model. In reviewing the Proxy Peer Group in connection with that undertaking, the Committee determined that all peers in the peer group remained appropriate. The Committee does not focus on any one single peer or data point in setting compensation levels.

Recognizing that our business strategy, industry focus, and diverse array of partner companies make comparisons to other companies difficult, and based on the inherent challenge in matching companies, job positions, and skill sets, the Committee has looked to competitive information for general guidance rather than rigid adherence to specific percentages. The Committee has determined that the overall objectives of our compensation philosophy are better achieved through flexibility in determining pay levels to address differences in duties and responsibilities, individual experience, skill levels and achievements, and any retention concerns.

Outcome of the 2014 Say-on-Pay Vote and Shareholder Outreach

At our 2014 annual meeting of shareholders, our shareholders approved the compensation of our named executive officers, with approximately 89% of shareholder votes being cast in favor of our say-on-pay proposal on executive compensation. The Committee believes that this strong support from our shareholders is evidence that our pay-for-performance policies are working and are aligned with our shareholders’ interests. As part of Safeguard’s ongoing investor relations program, our senior management regularly engages with many of our largest shareholders. Safeguard management views this shareholder engagement as an important opportunity to develop strong relationships with our key investors over the long term, and to engage in an open dialogue regarding our business strategy and our specific short-term and long-term objectives, as well as governance and compensation issues. As a result of our shareholder outreach, management believes that our shareholders overwhelmingly support our pay-for-performance policies and our compensation program. Accordingly, after considering the results of the advisory vote on executive compensation in the context of its overall review of Safeguard’s compensation policies, and considering our management’s discussions with significant shareholders, the Committee has not and does not expect to implement any significant changes to the structure of our executive compensation program for 2015. The Committee will continue to consider the outcome of our shareholders’ advisory vote on executive compensation and shareholder feedback when making future compensation decisions for our named executive officers.

2014 Compensation Program

During 2014, the Committee used the following principal elements of executive compensation to meet its overall goals:

Base Pay	g	Fixed cash compensation, based on competitive market practices and existing salary levels, that rewards an executive’s core competencies relative to skills, experience, responsibilities, and anticipated contributions to us and our partner companies. The Committee reviews salary levels annually in comparison to market data to ensure competitive base pay;

Annual Incentives	g	Variable, at-risk, performance-based, short-term incentive compensation, based on competitive market practices and existing incentive compensation levels, that rewards an executive’s contributions towards the achievement of annual corporate objectives and, if applicable, an executive’s achievement of individual performance objectives. These incentives may be paid in the form of cash or equity at the Committee’s discretion, although these have been paid in cash in recent years;

Long-Term Incentives	g	Long-term incentive awards are principally performance-based equity awards that encourage executive ownership of our stock and promote continued employment with us through the use of vesting based on the achievement of milestones/results which by their nature are long term and/or which are based on extended tenure with Safeguard. These awards align our executives’ interests with those of our shareholders. The value of the awards to the executive is directly impacted by (i) cash-on-cash realized returns on our partner company deployments and/or (ii) our stock price increases;

Health and Welfare Benefits	g	Benefits that are part of our broad-based employee benefit programs, including medical, dental, life insurance, disability plans, and our 401(k) plan matching contributions; and

Severance and Change- in-Control Arrangements	g	Severance benefits that are payable or which accrue if a particular executive’s employment is terminated by Safeguard “without cause” or by the executive for “good reason.” These benefits are intended to help us retain certain of our named executive officers and other executives, providing us with continuity of executive management. In the event of a change in control, in certain circumstances, these severance benefits may be increased, which functions as a further retention mechanism.

Base Pay. Base pay is established initially on the basis of several factors, including market competitiveness; past practice; individual performance and experience; the level of responsibility assumed; the level of skills and experience that can be leveraged across our partner companies to facilitate their growth and success; and individual employment negotiations with executives. Each of our named executive officers has an agreement with us which sets a minimum base salary.

Base salaries typically are reviewed annually (at the end of one year and the beginning of the upcoming calendar year) by the Committee, as well as in connection with a promotion or other changes in job responsibilities. As noted above, Safeguard believes it competes for executive talent with venture capital and private equity firms, among others. In considering whether to adjust base salary levels of any of our executives for 2014, the Committee took into account:

—	The proxy peer group and survey data provided by Semler Brossy;

—	The Committee’s assessment of Safeguard’s overall performance during 2013 and the ongoing individual performance of each of our named executive officers;

—	United States economic conditions, in general; and

—	Changes in scope of job responsibility.

The Committee does not typically make adjustments to the base salary levels for our executives based on cost-of-living types of factors.

In September 2013, the Committee reviewed the base salaries of our named executive officers and approved an increase in Mr. McGroarty’s base salary for 2014 from $250,000 to $275,000 based upon his transition into his role as Chief Financial Officer. No adjustments to base salaries were made for our other named executive officers for 2014.

Annual Incentives.

Incentive Opportunity. The Committee annually awards bonuses to our executives under Safeguard’s Management Incentive Program (“MIP”). The MIP is designed to provide a variable short-term incentive to each of our named executive officers and our other executives and employees principally based on Safeguard’s annual performance. These awards are approved annually following the end of each calendar year, based on the Committee’s assessment of: (i) the achievement by Safeguard of its objectives as a whole; and (ii) if applicable, the achievement by certain executives of individual performance objectives, as measured against target personal and corporate objectives established at the beginning of the year. Payments may be made in cash and/or equity, in the Committee’s discretion. The awards have been paid solely in cash in recent years. Neither the actual awards to be made under the MIP nor the minimum long-term value of any equity grants made is guaranteed.

In early March 2014, the Committee approved corporate objectives and target award levels for 2014 for our named executive officers. For 2014, the Committee also determined that each of our named executive officers was eligible to receive an award under the MIP based 100% on the achievement of corporate objectives. This reflected a change from prior years when our named executive officers’ eligibility for MIP awards was based partially on Safeguard meeting corporative objectives and partially on the individual executive meeting personal objectives. This change was made to further align our compensation practices with our shareholders’ interests. However, the Committee may adjust the relative weightings of corporate and individual objectives for specified employees under our MIP, including our named executive officers, in the future in light of Safeguard’s overall compensation goals.

Our remaining senior executives and other employees also participated in our 2014 MIP. These other participants were eligible for MIP awards based on varied ratios of corporate and individual achievement based upon each individual’s position within Safeguard.

We believe that short-term compensation (such as base salary and annual incentive awards under the MIP) should not be based solely on the short-term performance of our stock, whether favorable or unfavorable, but rather as well on our executives’ management of Safeguard towards achieving the annual goals that we believe will contribute to long-term growth in shareholder value.

2014 Performance Measures. In March 2014, the Committee reviewed and approved the 2014 MIP, including the corporate objectives and weightings to align the short-term incentive provided by the 2014 MIP with our 2014 business strategy. Specifically, the Committee approved the following weighting for the corporate objectives:

Weighting	Corporate Objectives
50% - Partner Company Performance

50% of the total possible points attributable to corporate objectives were based on the achievement by our partner companies of specific performance-related goals (with three or more measurable goals identified for each partner company). Specifically, the Committee:

—

Defined performance-related metrics for each of our partner companies as of the creation of the 2014 MIP (19 partner companies) that varied by partner company based on their business plans and strategies and stages of development. (A table setting forth a summary of the types of performance metrics for the partner companies in which Safeguard had deployed capital and held an active interest as of the adoption of the 2014 MIP is set forth below.)

—

Determined that, for 2014, partner companies would be grouped into three groups, based on the amount of capital deployed into each partner company by Safeguard, with the partner companies representing our largest deployments constituting 52% of the target total points, the middle group of companies constituting 28% of the target total points, and the smaller deployment grouping constituting 20% of the target total points. Weighting of partner companies’ performance may vary from year to year based on such factors as the Committee determines to be appropriate.

50% - Overall Corporate Performance

50% of the total possible points attributable to corporate objectives were based on the Committee’s evaluation of the overall corporate performance of Safeguard during 2014. In March 2014, the Committee specifically identified the following corporate objectives that would be considered in making its assessment of overall corporate performance:

—

Capital deployments: specifically, a target of six to eight new partner companies during 2014; target capital deployments totaling between $40 and $60 million in the aggregate during 2014 to new partner companies; and target follow-on capital deployments of less than $43 million in the aggregate to existing partner companies;

	—	A target of two to four partner company exits during 2014 with target proceeds to Safeguard totaling between $60 and $100 million in the aggregate; and
	—	Share value appreciation in line with the Company’s proxy peer group.
The Committee also reserved the ability to consider its subjective analysis of the achievement of other corporate objectives and factors, such as strategic initiatives and accomplishments.

The Committee established the specific performance-based corporate and partner company target metrics based on recommendations of management and taking into consideration the stage of development of each of our partner companies. Within the specific parameters of the 2014 MIP, the Committee reserved for itself a significant level of discretion in reaching final determinations of achievement levels attained, as described above. The determination to reserve such discretion and flexibility arose from the Committee’s belief, based on prior years’ experiences, that, given Safeguard’s business activities, as circumstances change throughout a given fiscal year, on a macro and/or a micro level, specific/rigid formulas or guidelines for measuring achievement set in the beginning of a year, if strictly applied, may well incent activity that does not result in, or compensation grants that do not match, actual shareholder value creation. The award criteria finally adopted were designed to provide management with a meaningful guideline for meeting the Committee’s criteria for a target award but not guarantee achievement or make achievement somewhat inevitable or impossible. This approach is also intended to provide the possibility of exceeding target awards and some economic recognition, albeit reduced, for near achievement of the target.

The following table summarizes the specific types of performance metrics that we used to assess our partner companies included in the 2014 MIP. The achievement of the specific performance objectives set for our partner companies represents the basis upon which the Committee determined corporate achievement attributable to our partner companies under the 2014 MIP.

Partner Companies

AdvantEdge Healthcare Solutions	DriveFactor	NovaSom
AppFirst	Good Start Genetics	Pneuron
Apprenda	Hoopla	Putney
Beyond.com	Lumesis	Quantia
Bridgevine	MediaMath	Sotera
Clutch Holdings	Medivo	Spongecell
Dabo
2014 Objectives / Targets (may include one or more of the following performance metrics)

—	Achieve specified level of annual revenue, annualized contract value, bookings, etc.

—	Achieve specified level of EBITDA or specified margin

—	Complete additional equity or debt financing

—	Build out management team

—	Establish new corporate partnership(s)

—	Complete expansion into additional international region

—	Achieve product launch or expansion of product reach

—	Achieve commercial sales of product(s) or service(s), or successful product implementation

—	Increase customer base

—	Increase user base

Consistent with their respective employment agreements and Safeguard’s overall compensation philosophy, the Committee set the following target MIP awards for 2014 for our named executive officers:

Name	2013 MIP Target Variable Incentive (1)	2014 MIP Target Variable Incentive (1)	2015 MIP Target Variable Incentive (1)
Stephen T. Zarrilli	$ 550,000	$ 550,000	$ 660,000
Jeffrey B. McGroarty	$ 187,500	$ 206,250	$ 228,750
Brian J. Sisko	$ 337,500	$ 337,500	$ 337,500

(1)	2013 and 2015 MIP target variable incentive amounts have been included for comparison purposes. Mr. McGroarty’s 2014 MIP target variable incentive was increased in recognition of his transition into his role as Chief Financial Officer. 2015 MIP target variable incentives for Messrs. Zarrilli and McGroarty were increased in connection with overall adjustments to their compensation packages that will be further discussed in our 2016 proxy statement.

There were no mandatory minimum awards payable under the 2014 MIP, and awards were paid based upon the Committee’s determination of the individual’s level of achievement of the corporate (and, for certain members of the senior executive group, individual performance) objectives. Payouts were measured in the aggregate on a sliding scale basis from 0% to a possible 150%.

Determination of 2014 Payouts.

In late 2014 and early 2015, the Committee reviewed Safeguard’s corporate performance against the corporate objectives set forth above and determined the following payout levels (with the final payouts conditioned upon the completion of the audit of our 2014 consolidated financial statements and internal control over financial reporting without any unexpected material adjustments). Overall, the Committee determined that 2014 was a year of significant positive results for Safeguard. The key factors upon which the Committee based its determination of the payout level are also summarized below.

Corporate Objectives:		Payout Level (as a % of target)
Partner Company Performance		100%
—	17 of 19 partner companies met or exceeded the applicable performance goals established as part of the 2014 MIP;
—	Aggregate 2014 revenue for our partner companies as a whole grew by approximately 21% year over year; and
—

Management teams were augmented, follow-on capital was successfully raised, and partner companies were positioned for the next stage of development, with no business model failures or write offs in 2014.

Overall Corporate Performance		130%
—

We closed six new partner company transactions during 2014 (and three more new partner company transactions shortly following the year end, which transactions were largely sourced and negotiated in 2014);

—

Our total capital deployments in 2014 approximated $69.9 million, with new deployments of approximately $43.3 million for six new partner companies and follow-on deployments of approximately $26.6 million for 10 existing partner companies;

—

We realized $81.3 million in initial proceeds (excluding an additional escrow of $4.6 million) related to the 2014 sales of our former partner companies, Alverix, NuPathe, Crescendo Bioscience, and Sotera Wireless (plus the potential to receive up to an additional $24.2 million from the NuPathe transaction over time);

—	We identified and negotiated a move of our corporate headquarters, which will occur in the fall of 2015, to the Radnor Financial Center in Radnor, PA;
—	Our stock price significantly outperformed our proxy peer group;
—	We completed a $25 million stock repurchase; and
—	We set the stage for 2015 success with a strong pipeline of potential new partner companies and multiple strategic processes in play.
Total Percentage		115%

In the aggregate, the Committee concluded that Safeguard performed above its “targeted” 2014 objectives for overall corporate performance.

Based on its assessment of the achievement of the 2014 MIP corporate, the Committee authorized the following individual awards to Safeguard’s named executive officers. The Committee determined, based on consultations with the Committee’s independent consultant and analysis of data related to incentive payment practices being followed within Safeguard’s peer group and throughout the U.S. financial services industry as a whole, to pay 2014 MIP payments to our executives solely in cash.

Name	Payout Level (1)	Total Variable Incentive Payment
Stephen T. Zarrilli	115%	$ 632,500
Jeffrey B. McGroarty	115%	$ 237,188
Brian J. Sisko	115%	$ 388,125
Named Executive Officers, as a group (3 persons)	115%	$ 1,257,813

(1)	In percentage terms versus targeted incentive amount.

Long-Term Incentives. The principal approach utilized by the Committee to meet the need for a long-term incentive component to Safeguard’s executive compensation program has been the granting of significant amounts of equity to our named executive officers. Our equity compensation plans allow for the grant of options, restricted stock awards, restricted stock units (including deferred stock units (“DSUs”) and performance stock units (“PSUs”)), and such other equity-based awards as the Committee may determine to be appropriate from time to time. The mix of the types of equity-based awards may vary from time to time.

As noted above, we compete for executive talent with venture capital and private equity firms, and the Committee reviews comparative information regarding venture capital and private equity industry compensation practices as part of its overall compensation analysis. In these industries, executives (referred to as “managing partners” or “managing directors”) typically have compensation programs heavily weighted towards long-term incentive, structured as a share of the fund’s profits, payable in cash (referred to as “carry”). We currently do not provide our executives with the equivalent of a “carry.” Instead, as part of our overall executive compensation program, we review our equity compensation plans in light of the type of economic benefit and performance metrics that would be included in a “carry” approach to compensation. We compare the initial equity awards made to our named executive officers against our assessment of the carry, which would typically be provided to executives in positions of comparable responsibility at private equity and/or venture capital firms at that time. Based upon information available to the Committee through its consultant, we continually reassess the competitiveness of our executives’ long-term compensation opportunity against a carry methodology as well as other relevant metrics from other types of businesses within our peer group. The potential value for long-term equity grants is intended to be competitive with those held by comparable executives at companies included in the comparison data that is reviewed annually by the Committee (as adjusted for the senior executive’s experience).

We refer to options, restricted stock and PSUs that vest upon achievement of specified performance milestones as “performance-based.” At present, we have issued and outstanding two types of performance-based equity: “market-based vesting” (for awards made in August 2007 and June 2008) and “capital-return based vesting” (for awards made since September 2008). Both of these types of performance-based equity are described in detail below.

In general, the Committee allocates equity grants (both initial and any annual grants) between (i) equity grants subject to simple time-based vesting and (ii) equity grants subject to performance-based vesting. The Committee believes that allocating equity grants in this way aligns the long-term interests of Safeguard management and our shareholders and creates a balance for our senior executives between incentive and retention. The Committee may allocate equity grants in a different manner, in special circumstances. All equity grants to our named executive officers in 2014 were allocated between time-based vesting and capital-return based vesting as follows:

—	One-third of the total underlying shares are subject to time-based vesting; of such amount, 25% vests on March 1, 2016 and the remaining 75% vests in 12 equal quarterly installments commencing on March 15, 2016 and on the fifteenth day of each June, September, December and March thereafter; and

—	Two-thirds of the total underlying shares are subject to capital-return based vesting.

The performance-based options that we granted in August 2007 and June 2008 vest based on the market price of Safeguard’s common stock on the NYSE over specified periods. We refer to this as the market-based vesting model. Safeguard executives receive no benefit from these market-based options unless our common stock achieves and sustains a target market price (based on the average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days). More information regarding outstanding market-based options granted to our named executive officers is set forth below under “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End — 2014.”

Beginning in the third quarter of 2008, the Committee transitioned to a performance-based vesting model for equity awards that we refer to as the capital-return based vesting model. The capital-return based vesting model vests the equity awarded in a given calendar year based on aggregate cash returns produced for Safeguard from the ultimate monetizations occurring from phantom “pools” of Safeguard’s partner companies, typically based on new partner companies first funded during such calendar year. The model has evolved over time as conditions in the marketplace have changed and as the Committee has gained further experience with predicting intended or targeted outcomes, etc. The basic model provides that, subject to minimum time periods having expired, vesting will begin to occur once a minimum cash return hurdle is reached and will continue to occur incrementally over time as cash returned on the relevant pool approaches targeted levels. In all instances since the inception of the capital-return based vesting model, adjustments are made to the cash return hurdle amounts if and when Safeguard deploys additional capital into any of the partner companies included in the relevant year’s pool of partner companies.

For capital-return based vesting grants that were awarded prior to 2014, vesting begins to occur after cash proceeds produced equal the aggregate cash deployed in the relevant pool of partner companies, plus an amount approximating annual overhead. Proceeding on a linear basis from that point, all instruments will have fully vested upon achievement of a predetermined target amount of proceeds (an amount equal to 3 times aggregate cash deployed in the relevant pool for grants made between 2008 and 2012, and 2.4 times aggregate cash deployed in the relevant pool for grants made in 2013). The Committee decided to revise the targeted return level in the vesting model for grants awarded in 2013, and to rework the model as described below for grants awarded in 2014, based on the overall lower returns on capital deployments experienced generally within the venture capital and private equity markets since 2008. As of December 31, 2014, (i) the capital-return based vesting model grants awarded in connection with the 2008 pool had achieved cumulative vesting equal to 30.63% and (ii) no vesting had been achieved under the capital-return based vesting grants awarded in connection with the 2009 through 2013 pools.

In making revisions to the targeted return levels in the vesting models for the 2013 and 2014 grants, the Committee considered not only the actual vesting that was occurring over time relating to the pools created in the earliest years of the capital-return based vesting model, but also market feedback regarding Safeguard’s long-term incentive program.

In 2013, the Committee decided to use 100% restricted equity awards (rather than a combination of restricted equity awards and stock options) as the principal component of its long-term incentive program. The decision to use solely restricted equity awards, a significant percentage of which are subject to the capital-return based vesting model, was based, in part, on a recommendation from the Committee’s compensation consultant to further align management’s interests with our shareholders’ interests and to create an appropriate balance for our senior executives between incentive and retention. The same practice was followed for the 2014 grants. The Committee also determined that the capital-return based vesting model, which the Committee initially implemented in 2008 (described above), best aligns the long-term incentive award to the factors critical to the creation of shareholder value. Our executive officers will receive value from these capital-return based vesting awards only if the pre-determined performance conditions are met.

For PSUs awarded in 2014, the pool of partner companies against which vesting will be measured are those companies into which we first deployed capital during 2014: Infobionic, Propeller Health, Syapse, Trice Medical, Transactis, and WebLinc. The aggregate capital deployed to such partner companies at December 31, 2014, was $43.3 million and the approximate annual overhead amount for 2014 was $16 million (“allocated overhead”). For 2014, the initial hurdle that must be achieved before any vesting occurs was raised to 1.25 times aggregate capital deployed in the 2014 pool, plus allocated overhead. At that point, 25% of the shares underlying the PSUs will vest. Incremental 25% tranches will vest on a cliff basis as 1.5 times, 1.75 times and 2.0 times capital deployed in the 2014 pool (plus allocated overhead) are achieved. At a 2.0 times return of capital deployed (plus allocated overhead), vesting equal to 100% of the shares underlying the 2014 PSUs will have been achieved. If cash returns exceed 2.0 times capital deployed in the 2014 pool (plus allocated overhead), cash payments will then accrue/be made in amounts approximating a percentage of the value of the PSUs at the grant date as noted in the table below. A cash amount equal to 25% of such grant value will accrue/be made on a cliff basis at each of 2.25 times and 2.5 times return of capital deployed (plus allocated overhead), with up to an additional 50% of such grant value being made on a linear basis above a 2.5 times return of capital deployed (plus allocated overhead). Once the cash returned to Safeguard equals 3.0 times capital deployed in the 2014 pool (plus allocated overhead), no named executive officer (each of whom received PSUs in 2014) will receive any additional cash award amounts beyond that point, effectively capping the combined equity and cash incentive payout for such named executive officers at 200%. Notwithstanding the above, so as to ensure against the unlikely possibility that grants could, in theory, vest quickly if cash proceeds relating to a particular pool are achieved very soon after the equity grant date, the Committee required, beginning in 2014, that none of such equity may vest (or cash amounts be paid) more quickly than based upon the following schedule following grant: March 15, 2016 - 25%; each semi-annual anniversary of the grant thereafter through March 15, 2019 - 12 1⁄2% increments. Recipients must be actively employed/providing service to Safeguard through such dates.

In December 2014, the Committee approved the following grants of equity under our 2014 Equity Compensation Plan to our named executive officers:

Named Executive Officer	Restricted Shares (1)	Value of Restricted Shares	PSUs (2)	Target Value of PSUs
Stephen T. Zarrilli	12,018	$ 233,333	24,037	$ 466,667
Jeffrey B. McGroarty	3,404	$ 66,083	6,807	$ 132,167
Brian J. Sisko	5,473	$ 106,250	10,945	$ 212,500

(1)	The shares of restricted stock granted vest 25% on March 1, 2016, and in 12 equal quarterly installments commencing on March 15, 2016 and on the fifteenth day of each June, September, December and March thereafter, assuming the executive’s continued employment by Safeguard as of such dates.

(2)	The PSUs vest (as described above) based upon the 2014 capital-return based vesting model adopted by the Committee.

More information regarding the equity grants made to our named executive officers during 2014 can be found below under “Executive Compensation — Grants of Plan-Based Awards – 2014.”

The Committee annually reviews the equity awards held by our executives and other employees and also may consider awards periodically during a year in an effort to retain and motivate employees and to ensure continuing alignment of executive and shareholder interests. Grants may be made at regularly scheduled meetings or at special meetings convened to approve compensation arrangements for newly hired executives or for executives who have been promoted or are otherwise subject to changes in responsibilities. All of our stock options are granted with an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant. From 2008 through 2013, the Committee utilized the end of Safeguard’s fiscal third quarter each year as an acceptable and administratively convenient time to make annual determinations regarding executive equity compensation matters. Based on the structure of the capital-return based vesting model the Committee adopted in 2014, the Committee determined that the end of Safeguard’s fiscal fourth quarter would be a more appropriate time to award annual equity grants. For administrative convenience, the Committee has adopted a policy of generally issuing approved grants on the last business day of the quarter for new hires or advisory board grants and on the last business day of the month in which grants are approved by the Committee for all other grants.

Subject to availability under our shareholder approved equity compensation plan, we expect to continue to use stock options, restricted stock and other equity awards as part of our executive compensation program, including performance-based options and PSUs. Equity grants to our key employees may be subject to forfeiture in certain limited circumstances under our Key Employee Compensation Recoupment Policy.

Perquisites (fringe benefits). During 2014, we provided life insurance coverage ranging from $750,000 to $1,000,000 to each of our named executive officers at an average annual cost to Safeguard of approximately $2,466 per named executive officer. Our named executive officers also are eligible to participate in the fringe benefits that Safeguard may offer, from time to time, on a non-discriminatory basis to all of our employees.

Severance and Change-in-Control Arrangements

All of our executive officers are employed on an at-will basis. However, all of our named executive officers also have an agreement with Safeguard that provides for certain severance benefits in the event of termination of employment by Safeguard without “cause” or by the officer for “good reason” (as defined in the agreements).

Upon the occurrence of a termination event, each executive will be entitled to those benefits outlined in his agreement with us, which include a multiple of his then current base salary, payment of his pro rata bonus for the year of termination, accelerated vesting of certain equity awards, and extension of the post-termination exercise period within which some or all of the equity awards held by the executive may be exercised, coverage under our medical, health and life insurance plans for a designated period of time, and outplacement services or office space. See “Executive Compensation—Potential Payments upon Termination or Change in Control” below for a summary of the specific benefits that each named executive officer will receive upon the occurrence of a termination event.

All of the agreements under which our named executive officers receive benefits in the event of a “change in control” require a “double trigger,” namely a change in control coupled with a loss of employment or a substantial change in job duties. We believe a “double trigger” provides retention incentives as well as continuity of management in the event of an actual or threatened change in control.

Key Employee Compensation Recoupment Policy

In April 2013, the Board approved a Key Employee Compensation Recoupment Policy (the “Recoupment Policy”). Under the Recoupment Policy, we have the right to require any “key employee” to reimburse to Safeguard all or any part of an amount equal to any cash incentive award, and/or to forfeit all or any part of any equity grant (whether vested or not), awarded, paid, and/or made to such key employee within three years of a “Triggering Event” under the Recoupment Policy. For purposes of the Recoupment Policy, the term “key employee” means each of our named executive officers, each other Safeguard employee who holds the title of Vice President or above, and our controller and assistant controller. A “Triggering Event” is one or more of the following, as determined by the Board or the Committee, in its sole discretion: (i) it is determined that (a) a key employee engaged in any fraud, misconduct, gross negligence, or ethical misconduct which resulted in a financial restatement by Safeguard, or any material adverse impact on Safeguard, and (b) the key employee received any cash incentive award or equity grant from Safeguard, the payment or issuance of which was based in whole or in part on such actions of the key employee; or (ii) it is determined that Safeguard’s consolidated financial statements or any other metric utilized by the Committee to establish, in whole or in part, a cash incentive award or equity grant to the key employee were inaccurate due, in whole or in part, to the fraud, misconduct, gross negligence, or ethical misconduct of the key employee. The Committee will administer and enforce the Recoupment Policy on behalf of Safeguard and has broad, sole discretionary authority to interpret and to make determinations with respect to the Recoupment Policy. The Committee’s determinations will be final and binding on all key employees and other persons.

The Recoupment Policy was adopted in furtherance of the commitment by the Committee and the Board to sound executive compensation practices and effective corporate governance, and not in response to any particular situation or circumstance. Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the SEC to promulgate regulations applicable to public companies that require the recovery of incentive compensation in the event of a financial statement restatement and certain other circumstances. The Board intends to review the Recoupment Policy following SEC adoption of rules to implement Section  954 of Dodd-Frank to ensure compliance with those rules.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction for any publicly held corporation for certain executive compensation exceeding $1,000,000 for each “covered employee” in any taxable year, unless it is “performance based” within the meaning of Section 162(m). The stock options and PSUs awarded under our equity compensation plan are intended to comply with the provisions of Section 162(m). The portion of cash compensation paid to Mr. Zarrilli in 2014 in excess of $1,000,000 was not “performance-based” compensation within the meaning of Section 162(m) and, therefore, was not deductible by Safeguard. We believe that providing an appropriate level of cash compensation and maintaining flexibility in determining compensation may be more important than preserving this tax deduction. Therefore, the Committee does not currently plan to take any action to qualify any of our other incentive compensation plans under Section 162(m).

Stock Ownership Guidelines

Our Board has established stock ownership guidelines that are designed to closely align the long-term interests of our named executive officers and other senior executives with the long-term interests of our shareholders. Our current ownership guidelines are:

Executive	Ownership Requirement
Chief Executive Officer	4X Base Salary
Executive Vice President / Chief Financial Officer	3X Base Salary
Senior Vice President	2X Base Salary

The Nominating & Corporate Governance Committee monitors compliance with the ownership requirements as of the end of each calendar year. Shares counted toward these guidelines include:

—	Shares beneficially owned by the executive officer;

—	Vested portion of restricted stock units (including DSUs and PSUs) / restricted stock awards; and

—	Net value of shares underlying vested, in-the-money options (“Net Option Value”).

For purposes of calculating the value to be used in monitoring compliance with the ownership guidelines, we utilize (a) the greater of the current value or the cost basis of purchased shares or vested restricted stock units/restricted stock awards as to which the executive has declared income and paid taxes; and (b) our trailing six-month average share price in determining Net Option Value.

The Nominating & Corporate Governance Committee also approved the time within which each executive must attain the required holding levels. The stock ownership guidelines as approved provide that each executive generally must meet the stock ownership requirement by December 31st of the year of the fifth anniversary of the event triggering the stock ownership requirement (or any increase in the stock ownership requirement). No sales of Safeguard stock by our named executive officers are permitted during the period in which the ownership requirement is not met (except for limited stock sales to meet tax obligations), without the approval of the Board or our Nominating & Corporate Governance Committee. As of the date of this proxy statement, one of our named executive officers has achieved the required stock ownership level.

Prohibition on Speculation in Safeguard Stock

Safeguard’s policy on securities trading prohibits our executive officers, directors and other employees from engaging in activities with regard to our stock that can be considered as speculative, including but not limited to, short selling (profiting if the market price of our securities decreases); buying or selling publicly traded options (e.g., a put option, which is an option or right to sell stock at a specific price prior to a specified date, or a call option, which is an option or right to buy stock at a specific price prior to a specified date); and hedging or any other type of derivative arrangement that has a similar economic effect. Our executive officers and directors also are prohibited from pledging, directly or indirectly, our common stock or the stock of any of our partner companies, as collateral for indebtedness.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2014 and Safeguard’s proxy statement for its 2015 annual meeting of shareholders.

Members of the Compensation Committee:

Julie A. Dobson, Chairperson John J. Roberts Robert J. Rosenthal

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2014, 2013 and 2012

The table below is a summary of total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012. At December 31, 2014, there were three individuals serving as executive officers of Safeguard.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Stephen T. Zarrilli President and Chief Executive Officer	2014 2013 2012	550,000 550,000 425,000	— — —	599,413 466,877 292,730	— — 279,584	632,500 737,000 403,750	— — —	17,674 19,727 22,398	1,799,587 1,773,604 1,423,462
Jeffrey B. McGroarty Senior Vice President and Chief Financial Officer	2014 2013 2012	275,000 250,000 234,771	— — —	169,760 127,327 32,730	— — 30,838	237,188 232,500 132,413	8,623 15,813 6,448	14,776 15,537 14,369	705,347 641,177 451,569
Brian J. Sisko Chief Operating Officer, Executive Vice President and Managing Director	2014 2013 2012	375,000 375,000 375,000	— — —	272,951 233,436 56,956	— — 54,397	388,125 425,250 273,188	5,634 10,331 4,973	16,491 17,447 20,817	1,058,201 1,061,464 785,331

(1)	Consistent with SEC rules, stock and option awards are required to be valued using the aggregate grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). Even though awards may be forfeited, the amounts reported do not reflect this contingency. Amounts reported for these awards do not reflect our accounting expense for these awards during the year and may not represent the amounts that our named executive officers will actually realize from the awards. Whether, and to what extent, our named executive officers realize value will depend on (i) the achievement of the capital-return based vesting criteria associated with certain stock options and PSUs awarded; (ii) our stock price; and (iii) an individual’s continued employment. Vesting of awards held by our named executive officers may be accelerated in certain circumstances as detailed below under “Potential Payments upon Termination or Change in Control.”

(2)	For 2014, the Compensation Committee awarded a combination of time-based vesting restricted stock and PSUs. The fair value of the restricted stock and PSUs is based on $19.95 per share for awards granted on December 31, 2014, which was the average of the high and low trading prices of a share of our common stock on the grant date. The PSUs are subject to capital-return based vesting criteria and vest based on the aggregate cash produced as a result of monetizations involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies over a 10-year period, plus allocated overhead, as described in detail under “Compensation Discussion and Analysis –– Long-Term Incentives.” Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests, and, if applicable, cash accruals/payments if the capital returned to Safeguard equals or exceeds 2.25 times the capital deployed plus allocated overhead. No named executive officer may receive any cash amounts beyond the point at which the cash returned to Safeguard equals 3.0 times the capital deployed plus allocated overhead, effectively capping the combined equity and cash incentive payout for such named executive officers at 200%. The grant date fair values for the PSUs included in this column were computed based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance conditions will be achieved (that is, the full number of shares underlying the PSUs will vest upon 100% achievement of the target and the full cash incentives will be paid upon achievement of 200% of the target), the full grant date fair value for all stock awards granted during 2014 would be as follows: Mr. Zarrilli–$1,185,964; Mr. McGroarty–$335,877; and Mr. Sisko–$540,039.

(3)	For 2014, All Other Compensation includes the following amounts:

Name	401(k) Matching Contribution ($)	Life Insurance Premiums ($)	Group Life Insurance Imputed Income ($)
Stephen T. Zarrilli	13,000	3,432	1,242
Jeffrey B. McGroarty	13,000	1,371	405
Brian J. Sisko	13,000	2,594	897

Our named executive officers also have occasional personal use of tickets to various sporting events at no incremental cost to us and are eligible to receive matching charitable contributions under our program, which is available to all employees, subject to a maximum of $1,500 in matching contributions for each individual for each calendar year.

Each of our current named executive officers has an employment agreement with us that sets his initial base salary and respective initial minimum annual cash incentive target award as follows: Mr. Zarrilli ($340,000 salary; $195,000 target award); Mr. McGroarty ($275,000 salary; $206,250 target award); and Mr. Sisko ($340,000 salary; $250,000 target award). Base salaries and annual cash incentive target awards for each named executive officer, which are reviewed by the Compensation Committee each year, currently exceed these contractual minimum amounts. None of the employment agreements provide for a term of employment and each of these executive officers is an “employee-at-will.” The primary focus of these agreements is to provide our executive officers with severance benefits in the event of a termination of employment involuntarily, without cause or for good reason, or upon a change in control, as described below under “Potential Payments upon Termination or Change in Control.”

The components of compensation reported in the Summary Compensation Table, including an explanation of the amount of salary and cash incentive compensation in proportion to total compensation, are described in detail under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards — 2014

The following table shows non-equity and equity incentive plan awards, stock awards and option awards granted during 2014 to our named executive officers.

		Date of	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)				All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Closing Market Price on	Grant Date Fair Value of Stock and
Name	Grant Date (2014)	Committee Action (2014)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	Stock or Units (#)(2)(3)(4)	Underlying Options (#)	Option Awards ($/Sh)	Date of Grant ($/Sh)	Option Awards ($)(5)
Stephen T. Zarrilli	03/04 12/31 12/31	03/04 12/26 12/26	— — —	550,000 — —	825,000 — —	— — —	— — 24,037	(6)	— — (6)	— 12,018 —	— — —	— — —	— — —	— 239,759 359,654
Jeffrey B. McGroarty	03/04 12/31 12/31	03/04 12/26 12/26	— — —	206,250 — —	309,375 — —	— — —	— — 6,807	(6)	— — (6)	— 3,404 —	— — —	— — —	— — —	— 67,910 101,850
Brian J. Sisko	03/04 12/31 12/31	03/04 12/26 12/26	— — —	337,500 — —	506,250 — —	— — —	— — 10,945	(6)	— — (6)	— 5,473 —	— — —	— — —	— — —	— 109,186 163,765

(1)	These awards were made under our 2014 MIP. There were no mandatory minimum awards payable under our 2014 MIP and the maximum awards payable were 150% of the target amounts. The amounts in the table represent payouts that might have been achieved based on performance at target or maximum performance levels. Actual payments under these awards, which have already been determined and were paid in March 2015, are included in the Non-Equity Incentive Plan Compensation column of the 2014 Summary Compensation Table.

(2)	The vesting of equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”

(3)	The aggregate 2014 long-term incentive value of the grants made to each of our named executive officers was as follows: Mr. Zarrilli–$700,000; Mr. McGroarty–$198,250; and Mr. Sisko–$318,750. The number of shares of restricted stock and number of PSUs awarded to each of our named executive officers was determined by dividing each such value by the average closing price of a share of our common stock on the NYSE composite tape for the 20 consecutive trading days immediately preceding the grant date, which was $19.4145.

(4)	The restricted stock vests as to 25% of the underlying shares on March 1, 2016 and as to the remaining 75% of the underlying shares in 12 equal quarterly installments commencing on March 15, 2016, and on the fifteenth day of each June, September, December and March thereafter. The restricted stock was granted under our 2014 Equity Compensation Plan.

(5)	The amounts in this column represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The assumptions used by us in calculating these amounts are incorporated by reference to Note 7 to our Consolidated Financial Statements in our Annual Report on Form 10-K.

(6)	As described in detail under “Compensation Discussion and Analysis — Long-Term Incentives,” these PSUs are subject to capital-return based vesting criteria and vest based on the aggregate cash produced as a result of monetizations involving our partner companies that constitute the 2014 pool relative to the amount of cash deployed in connection with such partner companies, plus allocated overhead. Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests (up to a 2.0 times return of capital deployed plus allocated overhead, at which point full vesting of the shares underlying the PSUs will have been achieved), and, if applicable, cash accruals/payments if the capital returned to Safeguard equals or exceeds 2.25 times the capital deployed plus allocated overhead. There is no minimum number of PSU shares potentially issuable. The maximum amount payable is equal to the total of the target number of shares underlying the PSUs if the capital returned to Safeguard equals 2.0 times capital deployed (plus allocated overhead) plus, if the capital returned to Safeguard equals 3.0 times capital deployed (plus allocated overhead), cash accruals/payments as follows: Mr. Zarrilli, $466,667; Mr. McGroarty, $132,167; and Mr. Sisko $212,500. No named executive officer may receive any cash amounts beyond the point at which the cash returned to Safeguard equals 3.0 times the capital deployed (plus allocated overhead), effectively capping the combined equity and cash incentive payout for such named executive officers at 200%. Notwithstanding the above, so as to ensure against the unlikely possibility that grants could, in theory, vest quickly if cash proceeds relating to a particular pool are achieved very soon after the equity grant date, the Committee required, beginning in 2014, that none of such equity may vest (or cash amounts be paid) more quickly than based upon the following schedule following grant: March 15, 2016 - 25%; each semi-annual anniversary of the grant thereafter through March 15, 2019 - 12 1⁄2% increments. The PSUs have a 10-year term and were granted under the 2014 Equity Compensation Plan.

Outstanding Equity Awards at Fiscal Year-End — 2014

The following table shows the equity awards we have made to our named executive officers that were outstanding at December 31, 2014.

		Option Awards						Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date	Exercisable	Unexercisable	(#)(2)		($)	Date	(#)(2)(3)	($)(4)	(#)(2)(5)	($)(4)
Stephen T.	06/30/08	62,500	—	—		7.650	06/30/16	—	—	—	—
Zarrilli	06/30/08	51,666	—	135,834	(6)	7.650	06/30/16	—	—	—	—
	09/30/08	1,458	—	—		7.410	09/30/16	—	—	—	—
	09/30/08	1,340	—	3,035	(7)	7.410	09/30/16	—	—	—	—
	10/30/09	3,625	—	—		9.825	10/30/17	—	—	—	—
	10/30/09	—	—	10,875	(7)	9.825	10/30/19	—	—	—	—
	10/30/09	—	—	—		—	—	—	—	7,250	143,695
	11/05/10	3,755	—	—		15.105	11/05/18	—	—	—	—
	11/05/10	—	—	11,265	(7)	15.105	11/05/20	—	—	—	—
	11/05/10	—	—	—		—	—	—	—	5,630	111,587
	09/30/11	3,993	921	—		15.070	09/30/19	—	—	—	—
	09/30/11	—	—	14,741	(7)	15.070	09/30/21	—	—	—	—
	09/30/11	—	—	—		—	—	460	9,117	7,371	146,093
	10/02/12	2,595	2,194	—		15.435	10/02/20	—	—	—	—
	10/02/12	—	—	14,368	(7)	15.435	10/02/22	—	—	—	—
	10/02/12	—	—	—		—	—	1,098	21,762	7,184	142,387
	12/05/12	9,907	9,906	—		13.890	12/05/20	—	—	—	—
	12/05/12	—	—	59,437	(7)	13.890	12/05/22	—	—	—	—
	12/05/12	—	—	—		—	—	4,953	98,168	29,719	589,031
	10/31/13	—	—	—		—	—	6,014	119,197	24,745	490,446
	12/31/14	—	—	—		—	—	12,018	238,197	24,037	476,413
Jeffrey B.	09/30/08	4,166	—	—		7.410	09/30/16	—	—	—	—
McGroarty	10/30/09	875	—	—		9.825	10/30/17	—	—	—	—
	10/30/09	—	—	2,625	(7)	9.825	10/30/19	—	—	—	—
	10/30/09	—	—	—		—	—	—	—	1,750	34,685
	11/05/10	875	—	—		15.105	11/05/18	—	—	—	—
	11/05/10	—	—	2,625	(7)	15.105	11/05/20	—	—	—	—
	11/05/10	—	—	—		—	—	—	—	1,313	26,024
	09/30/11	711	164	—		15.070	09/30/19	—	—	—	—
	09/30/11	—	—	2,625	(7)	15.070	09/30/21	—	—	—	—
	09/30/11	—	—	—		—	—	82	1,625	1,313	26,024
	10/02/12	474	401	—		15.435	10/02/20	—	—	—	—
	10/02/12	—	—	2,625	(7)	15.435	10/02/22	—	—	—	—
	10/02/12	—	—	—		—	—	200	3,964	1,313	26,024
	12/05/12	900	900	—		13.890	12/05/20	—	—	—	—
	12/05/12	—	—	5,400	(7)	13.890	12/05/22	—	—	—	—
	12/05/12	—	—	—		—	—	450	8,919	2,700	53,514
	10/31/13	—	—	—		—	—	1,640	32,505	6,748	133,745
	12/31/14	—	—	—		—	—	3,404	67,467	6,807	134,915

		Option Awards						Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date	Exercisable	Unexercisable	(#)(2)		($)	Date	(#)(2)(3)	($)(4)	(#)(2)(5)	($)(4)
Brian J.	08/20/07	41,666	—	—		12.636	08/20/15	—	—	—	—
Sisko	08/20/07	34,444	—	90,556	(6)	12.636	08/20/15	—	—	—	—
	09/30/08	5,250	—	—		7.410	09/30/16	—	—	—	—
	09/30/08	5,028	—	11,388	(7)	7.410	09/30/16	—	—	—	—
	10/30/09	3,625	—	—		9.825	10/30/17	—	—	—	—
	10/30/09	—	—	10,875	(7)	9.825	10/30/19	—	—	—	—
	10/30/09	—	—	—		—	—	—	—	7,250	143,695
	11/05/10	3,755	—	—		15.105	11/05/18	—	—	—	—
	11/05/10	—	—	11,265	(7)	15.105	11/05/20	—	—	—	—
	11/05/10	—	—	—		—	—	—	—	5,630	111,587
	09/30/11	3,152	727	—		15.070	09/30/19	—	—	—	—
	09/30/11	—	—	11,638	(7)	15.070	09/30/21	—	—	—	—
	09/30/11	—	—	—		—	—	364	7,214	5,819	115,333
	10/02/12	1,989	1,683	—		15.435	10/02/20	—	—	—	—
	10/02/12	—	—	11,015	(7)	15.435	10/02/22	—	—	—	—
	10/02/12	—	—	—		—	—	841	16,669	5,508	109,169
	12/05/12	405	405	—		13.890	12/05/20	—	—	—	—
	12/05/12	—	—	2,430	(7)	13.890	12/05/22	—	—	—	—
	12/05/12	—	—	—		—	—	202	4,004	1,215	24,081
	10/31/13	—	—	—		—	—	3,007	59,599	12,373	245,233
	12/31/14	—	—	—		—	—	5,473	108,475	10,945	216,930

(1)	Unless otherwise identified by footnote, options are subject to time-based vesting, with 25% of the underlying shares vesting on the first anniversary date of the grant date and the remaining underlying shares vesting in 36 equal installments each month thereafter.

(2)	Vesting of equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”

(3)	The shares included in this column vest as follows: (i) awards granted before 2013 vest 25% on the first anniversary date of the grant date, with the remaining 75% of the shares vesting in equal monthly installments over the next 36 months thereafter; (ii) awards granted in 2013 vest 25% on the fifteenth day of the month following the first anniversary of the grant date, with the remaining 75% of the shares vesting in equal monthly installments over the next 36 months thereafter; and (iii) awards granted in 2014 vest 25% on March 1, 2016 and in 12 equal quarterly installments commencing on March 15, 2016 and on the fifteenth day of each June, September, December and March thereafter.

(4)	Under SEC rules, the value is calculated based on the year-end closing stock price of $19.82, as reported on the NYSE composite tape, multiplied by the number of shares or the number of shares of stock underlying the PSUs that have not vested.

(5)	The PSUs included in this column are subject to capital-return based vesting and vest based on the aggregate cash produced as a result of monetizations involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies over a 10-year period, as described in detail under “Compensation Discussion and Analysis –– Long-Term Incentives.” The capital-return based vesting for the PSUs included in this column is tied to the following partner companies: (i) for the 2009, 2011 and 2014 grants, those partner companies into which we first deployed capital during the preceding 12 months; (ii) for the 2010 and 2012 grants, those partner companies into which we first deployed capital during the preceding 24 months; and (iii) for the 2013 grants, those partner companies into which we first deployed capital during the period November 2012 through December 2013. Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests, and, for PSUs awarded in 2014, cash accruals/payments if the capital returned to Safeguard exceeds 2.0 times the capital deployed plus allocated overhead. No named executive officer may receive any cash amounts relating to the 2014 PSUs beyond the point at which the cash returned to Safeguard equals 3.0 times capital deployed (plus allocated overhead), effectively capping the combined equity and cash incentive payout for such named executive officers at 200%. Notwithstanding the above, so as to ensure against the unlikely possibility that grants could, in theory, vest quickly if cash proceeds relating to a particular pool are achieved very soon after the equity grant date, the Committee required, beginning in 2014, that none of such equity may vest (or cash amounts be paid) more quickly than based upon the following schedule following grant: March 15, 2016 - 25%; each semi-annual anniversary of the grant thereafter through March 15, 2019 - 12 1⁄2% increments.

(6)	These options are market-based vesting options and vest upon the achievement of improvement in Safeguard’s stock price. Achievement is measured based on the average daily closing price of Safeguard common stock as reported on the NYSE composite tape for 20 consecutive trading days. The following table shows the per share stock prices at which portions of the shares underlying these market-based vesting options vest:

Percentage of Shares Underlying Options That Vest	Per Share Stock Price
First 20%	$18.9288
Next 30%	$27.8796
Next 40%	$39.0684
Final 10%	$43.3476

In addition to vesting upon the achievement of a specified per share stock price, the shares underlying the options may vest on a pro rata basis on each six-month anniversary of the grant date if the per share stock price is between the designated stock prices (based on the highest average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days during each six-month period).

(7)	These options are subject to capital-return based vesting and vest based on the aggregate cash produced as a result of monetizations involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies, as described in detail under “Compensation Discussion and Analysis –– Long-Term Incentives.” With the initial award of capital-return based vesting options in 2008, the Compensation Committee established an initial group of companies which consisted of our partner companies existing as of September 30, 2008, other than Clarient, Inc. (“Initial Group”), and tied the vesting for the options awarded in 2008 to predetermined levels of net proceeds returned to us based on monetizations involving the Initial Group. The capital-return based vesting for the options awarded in subsequent years is tied to the following partner companies: (i) for the 2009 and 2011 grants, those partner companies into which we first deployed capital during the preceding 12 months; and (ii) for the 2010 and 2012 grants, those partner companies into which we first deployed capital during the preceding 24 months.

Option Exercises and Stock Vested — 2014

The following table shows stock options that were exercised by the named executive officers during 2014 and restricted stock awards that vested during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen T. Zarrilli	—	—	6,354	124,777
Jeffrey B. McGroarty	9,185	43,623	1,154	22,574
Brian J. Sisko	—	—	2,593	50,744

(1)	The value realized on exercise is determined by multiplying the number of shares acquired on exercise by the difference between the exercise price and the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE consolidated tape, on the exercise date, or, for those shares which were sold upon exercise of the options, the difference between the sales price of the shares underlying the options exercised and the applicable exercise price of those options.

(2)	The value realized on vesting is determined by multiplying the number of shares vested by the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE consolidated tape, on each vesting date.

Nonqualified Deferred Compensation — 2014

In 2003, Safeguard adopted an Executive Deferred Compensation Plan, which is a nonqualified, unfunded plan that provided for a designated group of employees to obtain credits in the form of Safeguard contributions that were allocated to accounts for the benefit of each participant. Participants were not able to defer compensation under the plan. This plan was adopted in order to approximate matching contributions under our 401(k) plan which, based upon the terms and structure of our 401(k) plan, were not available to our most highly compensated personnel.

During 2008, the Compensation Committee approved a change to our 401(k) plan which allowed matching contributions for all of our employees beginning in 2009. Therefore, no contributions have been made to this plan since 2009, and we do not expect to make any future contributions under this plan. Amounts accrued for prior periods will remain credited, and earnings on those prior amounts will continue to be credited, to prior participants in accordance with the terms of the plan.

Lump sum distributions of the vested balance in a named executive officer’s account are made six months following termination.

A committee appointed by Safeguard’s Board selects the funds or indices that are used for purposes of calculating the earnings that are credited to each participant’s account based on a notional investment in the selected funds or indices. Since July 2011, we have calculated earnings based on the performance of the notional investment in the Vanguard 500 Index Fund (VFIAX), one of the investment choices available to participants in our 401(k) plan. The committee, in its discretion, may replace this fund and add new funds.

The following table shows earnings and distributions during 2014 and account balances at December 31, 2014, for the named executive officers.

Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Stephen T. Zarrilli	—	—	—	—
Jeffrey B. McGroarty	—	8,623	—	69,763
Brian J. Sisko	—	5,634	—	45,577

(1)	Earnings in the last fiscal year are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	The balance in each named executive officer’s account consists of contributions credited by us and notional accrued gains or losses. At December 31, 2014, each of the named executive officers was fully vested.

Potential Payments upon Termination or Change in Control

Agreements with Messrs. Zarrilli, McGroarty and Sisko

Messrs. Zarrilli, McGroarty and Sisko each have agreements with us which provide for certain benefits upon termination of employment without cause or for good reason, either involuntarily or in connection with a change in control. Under these agreements, the following definitions apply:

Cause	g	Violation of any of our written policies; appropriation of a material business opportunity of our company; misappropriation of company assets; conviction of a felony or any other crime with respect to which imprisonment is a possible punishment; or breach of any material term of the executive’s employment agreement or any other agreement with, or duty owed to, us or any of our partner companies.

Good Reason	g	A material diminution, without the executive’s consent, in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities or authority; a material reduction of the executive’s base salary; a material breach by us of the executive’s agreement; the relocation of our principal office by more than 30 to 35 miles (as specified in each individual’s agreement); or an executive’s assignment, without his consent, to be based anywhere other than our principal office.

Change in Control	g	A change in control generally occurs when:
		—	A person becomes the beneficial owner of securities having 50% or more of the combined voting power of our securities;

—

Less than a majority of our Board consists of continuing directors (which means a director who either is a member of the Board as of the effective date of the change in control or is nominated or appointed to serve as a director by a majority of the then continuing directors);

—

We are subject to a merger or other business combination transaction as a result of which holders of a majority of our equity securities do not own a majority of the equity securities of the surviving company; or

		—	We sell all or substantially all of our assets or are liquidated.

Payments Made upon Involuntary Termination of Employment without Cause or for Good Reason

Messrs. Zarrilli, McGroarty and Sisko will receive the following benefits upon involuntary termination of employment without cause or for good reason:

—	A lump sum payment equal to 1.5 times the executive’s then current base salary and the executive’s earned prorated bonus for the year of termination;
—	All time-vested stock options will fully vest and remain exercisable for 36 months and vested performance-based stock options will remain exercisable for 12 months;
—	12 months’ continued coverage under our medical, dental and life insurance plans; and
—	Up to $20,000 for outplacement services or office space.

Payments Made upon a Change in Control or Involuntary Termination of Employment without Cause or for Good Reason in Connection with a Change in Control

Messrs. Zarrilli, McGroarty and Sisko will not be entitled to any other payments or benefits (except those that are provided on a non-discriminatory basis to our employees generally upon termination of employment) unless the change in control is coupled with a loss of employment or a substantial change in job duties as described above.

Upon involuntary termination of employment without cause or for good reason within 18 months following a change in control, our named executive officers will receive the following benefits:

—	A lump sum payment equal to 1.5 times the executive’s then current base salary and the executive’s earned prorated bonus for the year of termination;
—	All time-vested stock options will fully vest and remain exercisable for 36 months, all performance-based stock options that have not otherwise vested will vest and remain exercisable for 24 months, and all restricted stock awards and PSUs that have not otherwise vested will vest;
—	12 months’ continued coverage under our medical, dental and life insurance plans; and
—	Up to $20,000 for outplacement services or office space.

Other Payments Made upon Termination of Employment

Regardless of the manner in which a named executive officer’s employment terminates, he also generally will receive payments and benefits that are provided on a non-discriminatory basis to our employees upon termination of employment, including the following:

—	Amounts earned during his term of employment;

—	Upon his death, disability or voluntary termination of employment, his accrued unused vacation pay;

—	Amounts contributed by us for the year of termination under our 401(k) plan (if he has completed the required hours of service, if any, and is an employee on the date as of which we make a contribution);

—	Distribution of accrued and vested plan balances under our 401(k) plan and nonqualified deferred compensation plan;

—	Reimbursement of eligible dental expenses for services incurred prior to termination;

—	Upon his death, disability or retirement on or after his 65th birthday, accelerated vesting of stock options subject to time-based vesting that have not otherwise vested and extension of the post-termination exercise period for all stock options from 90 days to 12 months; and

—	Upon his death or disability, payment of benefits under our other broad-based employee benefit programs, including short-term and long-term disability plans, life insurance program, accidental death and dismemberment plan and business travel insurance plan, as applicable.

The following table shows the potential incremental payments and benefits which our named executive officers would have been entitled to receive upon termination of employment in each situation listed in the table below under their respective agreements and our broad-based employee benefit programs. The amounts shown do not include certain payments and benefits available generally to salaried employees upon termination of employment, such as distributions from our 401(k) and deferred compensation plans. The amounts shown in the table are based on an assumed termination as of December 31, 2014, and represent estimates of the maximum incremental amounts and benefits that would have been paid to each executive upon his termination which we have calculated: (i) by assuming each executive officer would have been entitled to his respective 2014 annualized target incentive award for the full year; and (ii) by using our 2015 premium costs for calculating the value of the health and welfare benefits. The actual amounts to be paid to each executive would depend on the time and circumstances of an executive’s separation from Safeguard.

	Salary and Bonus ($)	Life Insurance Proceeds or Disability Income ($)	Health and Welfare Benefits ($)	Acceleration of Equity Awards ($)(1)	Total Termination Benefits ($)
Stephen T. Zarrilli
— Normal Retirement (65+)	—	—	—	—	—
— Permanent disability	—	3,397,400	—	76,255	3,473,655
— Death	—	1,550,000	—	76,255	1,626,255
— Involuntary termination without cause or for good reason	1,375,000	—	42,694	76,255	1,493,949
— Change-in-control termination, involuntarily or for good reason	1,375,000	—	42,694	5,103,018	6,520,712
Jeffrey B. McGroarty
— Normal Retirement (65+)	—	—	—	—	—
— Permanent disability	—	3,274,288	—	8,271	3,282,559
— Death	—	1,025,000	—	8,271	1,033,271
— Involuntary termination without cause or for good reason	618,750	—	36,510	8,271	663,531
— Change-in-control termination, involuntarily or for good reason	618,750	—	36,510	664,072	1,319,332
Brian J. Sisko
— Normal Retirement (65+)	—	—	—	—	—
— Permanent disability	—	2,503,688	—	13,994	2,517,682
— Death	—	1,125,000	—	13,994	1,138,994
— Involuntary termination without cause or for good reason	900,000	—	34,870	13,994	948,864
— Change-in-control termination, involuntarily or for good reason	900,000	—	34,870	2,303,767	3,238,637

(1)	Under SEC rules, the value related to the acceleration of equity awards in each scenario is calculated as of December 31, 2014, based on (i) the number of shares underlying stock options for which vesting would have been accelerated, multiplied by the difference between our year-end closing stock price, as reported on the NYSE composite tape, and the exercise price of stock options for which vesting would have been accelerated; and (ii) for restricted stock awards, the number of shares for which vesting would have been accelerated, multiplied by our year-end closing stock price, as reported on the NYSE composite tape; and (iii) for PSUs, the number of shares underlying PSUs for which vesting would have been accelerated, multiplied by our year-end closing stock price, as reported on the NYSE composite tape.

ITEM 3 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, composed entirely of independent, non-employee members of the Board, approved the appointment of KPMG LLP (“KPMG”) as Safeguard’s independent registered public accounting firm for the 2015 fiscal year, and the Board has recommended that our shareholders ratify the appointment. If the shareholders do not ratify the appointment, the Audit Committee may reconsider its recommendation and may retain KPMG or another accounting firm without resubmitting the matter to shareholders. Even if the shareholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interests of Safeguard and its shareholders.

Services provided to Safeguard and its subsidiaries by KPMG in fiscal year 2014 and fiscal year 2013 are described below under “Independent Registered Public Accounting Firm—Audit Fees.” Representatives of KPMG are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal.

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of KPMG as Safeguard’s independent registered public accounting firm for the 2015 fiscal year.

Independent Registered Public Accounting Firm—Audit Fees

The following table presents fees for professional services rendered by KPMG for the audit of Safeguard’s consolidated financial statements for fiscal year 2014 and fiscal year 2013 and fees billed for audit-related services, tax services and all other services rendered by KPMG for fiscal year 2014 and fiscal year 2013. This table includes fees billed to Safeguard’s consolidated subsidiaries for services rendered by KPMG.

	2014	2013
Audit Fees (1)	$585,000	$535,000
Tax Fees (2)	125,000	89,000
All Other Fees (3)	—	9,564

Total	$710,000	$633,564

(1)	Audit fees include the aggregate fees for professional services rendered in connection with the audit of the consolidated financial statements included in our Annual Report on Form 10-K, the review of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, and KPMG’s assurance services provided in connection with the assessment and testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Tax fees include the aggregate fees billed by KPMG for tax consultation and tax compliance services.

(3)	All other fees for 2013 represent the aggregate fees billed for expert testimony provided by KPMG representatives in connection with litigation.

The Audit Committee pre-approves each service to be performed by KPMG at its regularly scheduled meetings. For any service that may require pre-approval between regularly scheduled meetings, the Audit Committee has delegated to the Chairperson of the Audit Committee the authority to pre-approve services not prohibited by law to be performed by Safeguard’s independent registered public accounting firm and associated fees up to a maximum of $100,000, and the Chairperson communicates such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s consolidated financial statements, Safeguard’s compliance with legal and regulatory requirements, the performance of Safeguard’s internal audit function, review and approval of related party transactions, and the performance, qualifications and independence of Safeguard’s independent registered public accounting firm.

Safeguard’s management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of Safeguard’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. Safeguard’s independent registered public accounting firm is responsible for auditing those consolidated financial statements and issuing opinions as to the conformity of Safeguard’s audited consolidated financial statements with U.S. generally accepted accounting principles and the effectiveness of Safeguard’s internal control over financial reporting based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Throughout the year, the Audit Committee regularly meets with management of Safeguard, Safeguard’s independent registered public accounting firm and Safeguard’s internal auditor. The Audit Committee also regularly meets with each of these groups separately in closed sessions. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee reviewed Safeguard’s audited consolidated financial statements for fiscal year 2014 and met and held discussions with management and KPMG regarding the audited consolidated financial statements.

2.	The Audit Committee discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence.

4.	Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2014.

Members of the Audit Committee:

George MacKenzie, Chairperson	Mara G. Aspinall	John J. Roberts	Robert J. Rosenthal

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND OFFICERS

The following table shows the number of shares of Safeguard common stock beneficially owned as of March 31, 2015 (unless otherwise indicated), by each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock, our directors and director nominees, persons named in the Summary Compensation Table in this proxy statement, and our directors, director nominees, and executive officers as a group. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of March 31, 2015, through the exercise of Safeguard stock options are included. On March 31, 2015, there were 20,708,306 shares of common stock outstanding and 361,431 shares underlying stock options held by executive officers, directors, and director nominees as a group that were exercisable within 60 days of March 31, 2015.

	Outstanding Shares Beneficially	Options Exercisable	Shares Beneficially Owned Assuming Exercise of	Percent of Outstanding	Other Stock-Based Holdings (2)
Name	Owned	Within 60 Days	Options	Shares (1)	Vested	Unvested
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	1,438,365	—	1,438,365	7.00%	—	—
Dimensional Fund Advisors LP Palisades West, Bldg. One 6300 Bee Cave Road Austin, TX 78746	1,177,657	—	1,177,657	5.73%	—	—
First Manhattan Co. 437 Madison Avenue New York, NY 10022	1,480,145	—	1,480,145	7.22%	—	—
Pembroke Management, LTD 1002 Sherbrooke Street West Suite 1700 Montreal, Quebec H3A 354	1,253,900	—	1,253,900	6.11%	—	—
RBC Global Asset Management (U.S.) Inc. 50 South Sixth Street, Suite 2350 Minneapolis, MN 55402	1,240,628	—	1,240,628	6.00%	—	—
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	2,356,363	—	2,356,363	11.10%	—	—
Mara G. Aspinall	—	—	—	*	510	128
Julie A. Dobson	16,332	15,000	31,332	*	31,870	5,264
Stephen Fisher	—	—	—	*	—	—
Andrew E. Lietz	13,889	15,000	28,889	*	33,717	—
George MacKenzie	8,390	27,498	35,888	*	24,696	—
Jack L. Messman	16,376	10,000	26,376	*	57,818	—
John J. Roberts	1,728	10,000	11,728	*	30,376	—
Robert J. Rosenthal	—	31,665	31,665	*	21,134	5,000
Stephen T. Zarrilli	60,060	143,810	203,870	*	—	—
Jeffrey B. McGroarty	19,507	8,353	27,860	*	—	—
Brian J. Sisko	56,985	100,105	157,090	*	—	—
Executive officers and directors as a group (11 persons)	193,267	361,431	554,698	2.63%	200,121	10,392

(1)	Each director and named executive officer has the sole power to vote and to dispose of the shares (other than shares held jointly with an individual’s spouse). An * indicates ownership of less than 1% of the outstanding shares. Shareholding information for BlackRock, Inc., Dimensional Fund Advisors LP, First Manhattan Co., Pembroke Management, LTD, RBC Global Asset Management (U.S.) Inc., and T. Rowe Price Associates, Inc. is based on information included in the Schedule 13G or Schedule 13G/A filed with the SEC by each such entity as of December 31, 2014.

(2)	The shares in this column represent DSUs that have been credited to each individual. The DSUs, which may not be voted or transferred, are payable, on a one-for-one basis, in shares of Safeguard common stock following an individual’s termination of service on the Board. See “Corporate Governance and Board Matters – Board Compensation.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than 10% holders of our common stock to file with the SEC reports of ownership of our securities and changes in ownership of our securities. Based solely on our review of the copies of reports we have received and upon written representations from the reporting persons that no Form 5 reports were required to be filed by those persons, Safeguard believes there were no late filings by our directors and executive officers during 2014. There were no known holders of greater than 10% of our common stock during 2014 who failed to file the required reports.

OTHER MATTERS

Expenses of Solicitation

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and Safeguard will pay the solicitation costs. Copies of proxy materials and the 2014 annual report will be supplied to brokers, dealers, banks and voting trustees, or their nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses.

Procedures for Submitting Shareholder Proposals

Proposals for Inclusion in the Proxy Statement. To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our executive offices no later than the close of business on December 16, 2015. Proposals should be addressed to:

      Safeguard Scientifics, Inc.

      Attention: Corporate Secretary

      435 Devon Park Drive, Building 800

      Wayne, PA 19087-1945

Proposals not Included in the Proxy Statement. With respect to proposals not intended for inclusion in Safeguard’s proxy materials for next year’s annual meeting, if Safeguard does not receive notice of such a proposal by February 29, 2016, and the matter is raised at that meeting, the proxy holders will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to the Corporate Secretary at the above address.

Additional Information

Safeguard’s annual report to shareholders for the year ended December 31, 2014, including consolidated financial statements and the related notes thereto and other information with respect to Safeguard and our partner companies, will be mailed, together with this proxy statement, on or about April 15, 2015, to shareholders of record as of the close of business on March 31, 2015.

General

Our Internet website address included in this proxy statement is provided for the convenience of our shareholders. The information contained therein or connected thereto are not intended to be incorporated into this proxy statement. All references to our website address are intended to be inactive textual references only.

Safeguard is not aware of any other business to be presented at the annual meeting. If matters other than those described in this proxy statement should properly arise at the annual meeting, the proxies will use their discretion to vote on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Deirdre Blackburn, Corporate Secretary

April 9, 2015

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE GRAY BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2015.

Vote by Internet • Go to www.investorvote.com/SFE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message

The cumulative voting feature for the election of directors is available if you sign and return the proxy or vote in person at the annual meeting; however, it is not available if you vote by telephone or the Internet.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1.	ELECTION OF DIRECTORS—Nominees:									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Andrew E. Lietz	☐	☐	02 - Stephen T. Zarrilli	☐	☐	03 - Mara G. Aspinall	☐	☐
	04 - Julie A. Dobson	☐	☐	05 - Stephen Fisher	☐	☐	06 - George MacKenzie	☐	☐
	07 - Jack L. Messman	☐	☐	08 - John J. Roberts	☐	☐	09 - Robert J. Rosenthal	☐	☐

☐	To cumulate votes, check box and write the name of the nominee(s) and the number of votes to be cast for each nominee in the space below.

		For	Against	Abstain			For	Against	Abstain
2.	Advisory resolution to approve the compensation of the Company’s named executive officers.	☐	☐	☐	3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢		1 UPX	+
021N7C

Computershare is the stock transfer agent and registrar for Safeguard Scientifics, Inc. Computershare provides you the flexibility to access information and process transactions using its toll-free shareholder services center, automated telephone support system and Internet capabilities.

Contacting Computershare

Please direct your inquiries and transaction requests to Computershare using the options listed below:

Telephone inquiries:	1-800-736-3001 (U.S., Canada, Puerto Rico)
1-781-575-3100 (non U.S.)
1-800-952-9245 (TDD)
E-mail inquiries:	web.queries@computershare.com
Written requests:	Computershare
P.O. Box 30170
College Station, TX 77842

Investor Centre

You also can manage your account online via Investor Centre, Computershare’s Web-based tool for shareholders. Here you can view your account details, update your account information and process various transactions. Registration is quick and easy. You can access The Investor Centre at www.computershare.com/investor.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Safeguard Scientifics, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SAFEGUARD SCIENTIFICS, INC.

No matter how many shares you hold, we consider your vote important and encourage you to vote as soon as possible. When you sign and return this proxy card, you

•

appoint Brian J. Sisko and Jeffrey B. McGroarty (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on May 20, 2015, and at any adjournments of that meeting;

•	authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and
•	revoke any previous proxies you may have signed.

IF YOU SIGN AND RETURN THE PROXY BUT DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE (1) FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; (2) FOR THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT; (3) FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015; AND (4) AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

(continued, and to be marked, signed and dated, on the reverse side)